    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 8, 1996


                                            REGISTRATION STATEMENT NO. 333-10213
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                                AMENDMENT NO. 4

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                    SUPERIOR CONSULTANT HOLDINGS CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

          DELAWARE                            8742                           38-3306717
(State or other jurisdiction      (Primary Standard Industrial            (I.R.S. Employer
             of                    Classification Code Number)           Identification No.)
      incorporation or
        organization)

                          4000 TOWN CENTER, SUITE 1100
                           SOUTHFIELD, MICHIGAN 48075
                                 (810) 386-8300
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                            RICHARD D. HELPPIE, JR.
                            CHIEF EXECUTIVE OFFICER
                    SUPERIOR CONSULTANT HOLDINGS CORPORATION
                          4000 TOWN CENTER, SUITE 1100
                           SOUTHFIELD, MICHIGAN 48075
                                 (810) 386-8300
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                         ------------------------------

                                   Copies to:

            WILLIAM N. WEAVER, JR.                                SCOTT N. GIERKE
           SACHNOFF & WEAVER, LTD.                            MCDERMOTT, WILL & EMERY
        30 S. WACKER DRIVE, 29TH FLOOR                           227 W. MONROE ST.
           CHICAGO, ILLINOIS 60606                            CHICAGO, ILLINOIS 60606
         TELEPHONE NO. (312) 207-6401                       TELEPHONE NO. (312) 372-2000

                         ------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                  SUBJECT TO COMPLETION, DATED OCTOBER 8, 1996


PROSPECTUS

                                2,150,000 SHARES

                              SUPERIOR CONSULTANT
       [SUPERIOR LOGO]       HOLDINGS CORPORATION

                                 COMMON STOCK

     All of the 2,150,000 shares of Common Stock offered hereby are being sold by Superior Consultant Holdings Corporation (the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $13.00 and $15.00 per share. See "Underwriting" for information relating to the determination of the initial public offering price. The Common Stock has been approved for listing on The Nasdaq National Market under the symbol "SUPC."

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                         ------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
       HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
          SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION

                  TO THE CONTRARY IS A CRIMINAL OFFENSE.
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
                                           PRICE TO         UNDERWRITING        PROCEEDS TO
                                            PUBLIC           DISCOUNT(1)        COMPANY(2)
-----------------------------------------------------------------------------------------------
Per Share.............................          $                 $                  $
Total(3)..............................          $                 $                  $
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------

(1) The Company and, in the event the over-allotment option is exercised, certain stockholders of the Company (the "Selling Stockholders"), have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See
    "Underwriting."

(2) Before deducting expenses of the offering payable by the Company estimated at $600,000.

(3) The Company and the Selling Stockholders have granted to the Underwriters a 30-day option to purchase up to an additional 322,500 shares of Common Stock solely to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discount, and Proceeds to Company
    will be $       , $       and $       , respectively, and the proceeds to
    the Selling Stockholders will be $       . The Company will not receive any
    of the proceeds from the sale of shares of Common Stock by the Selling Stockholders pursuant to the Underwriters' over-allotment option, if exercised. See "Underwriting" and "Principal and Selling Stockholders."

     The shares of Common Stock are offered by the several Underwriters when, as and if delivered to and accepted by them and subject to their right to reject orders in whole or in part. It is expected that delivery of the certificates for
the shares of Common Stock will be made on or about           , 1996.

WILLIAM BLAIR & COMPANY
                          DONALDSON, LUFKIN & JENRETTE
                                    SECURITIES CORPORATION
                                                JEFFERIES & COMPANY, INC.
                THE DATE OF THIS PROSPECTUS IS           , 1996

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-1 under the Securities Act of 1933 with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and to the exhibits and schedules filed as part of the Registration Statement. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereto may be obtained from such office upon payment of prescribed fees. The Registration Statement, including the exhibits and schedules thereto, is also available on the Commission's Web site at http://www.sec.gov.

                         ------------------------------

     This Prospectus contains certain forward-looking statements that involve substantial risks and uncertainties. When used in this Prospectus, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results expressed in or implied by these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors."

                         ------------------------------

     The Company intends to furnish its stockholders with annual reports containing audited financial statements examined by its independent auditors and quarterly reports containing interim unaudited financial information for the first three quarters of each year.

                         ------------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the consolidated financial statements and related notes thereto appearing elsewhere in this Prospectus. Unless indicated otherwise, all information contained in this Prospectus: (i) assumes that the Underwriters' over-allotment option is not exercised; and (ii) gives retroactive effect to two separate merger transactions to be effected prior to the closing of this offering, pursuant to which, among other things, Superior Consultant Company, Inc. ("Superior") and UNITIVE Corporation ("Unitive") will become wholly-owned operating subsidiaries of the Company (collectively, the "Corporate Reorganization"). Unless the context otherwise indicates, all references to the "Company" include Superior and Unitive.

                                  THE COMPANY

     The Company is a national healthcare consulting firm that provides a wide range of information technology ("IT") consulting and strategic and operations management consulting services to a broad cross-section of healthcare industry participants and healthcare information system vendors. The Company uses its in-depth institutional knowledge and nationally deployed group of experienced consultants to help clients plan and execute business strategies. The Company's comprehensive continuum of solutions range from strategic planning and operations management consulting, to information systems planning, implementation and integration, to interim management and outsourcing.

     The Company's services integrate many diverse facets and constituencies of the healthcare industry. Through its strategic consulting, the Company brings together the healthcare and business relationships required to establish and maintain efficient and collaborative Integrated Delivery Networks ("IDNs"). Through its operations management consulting, the Company links the needs and optimizes the contributions of clinical, information and management personnel. Through its IT implementation and integration consulting, the Company forges a value-added link between healthcare information systems vendors and their customers by maximizing the potential of existing technology and providing a bridge to emerging technologies. The Company's broad expertise in numerous healthcare information systems and technologies and its independent status enable the Company to recommend and implement customized solutions that are unbiased to specific organizations, hardware or software vendors.

     The Company believes several competitive factors distinguish it from other participants in the healthcare consulting market, including: (i) an extensive healthcare focus giving the Company an in-depth knowledge of the healthcare industry and a detailed understanding of each client's particular business environment and market dynamics; (ii) proprietary information and communication systems which are used by the Company's consultants on a daily basis to access product and industry knowledge, facilitate seamless geographic communication and effectively manage and complete engagements; (iii) recognized expertise resulting from the Company's experienced healthcare consultants, who have an average of over 16 years of healthcare and IT experience, and a structured framework for continuous skills enhancement; (iv) an ability to recruit and retain highly experienced personnel; (v) an extensive knowledge of the products and technologies of major healthcare information system vendors; and (vi) long-term client relationships that often create opportunities for additional engagements.

     The Company has served over 600 clients across a broad cross-section of the healthcare industry. From January 1, 1995 through June 30, 1996, the Company worked for over 280 healthcare clients on over 850 engagements. The Company believes that its long-term relationships, in-depth knowledge of its client's needs and its broad range of services provide it with significant advantages over its competitors in marketing additional services and winning new engagements. In each of the last three completed fiscal years, the Company's revenues from clients served in the prior year were at least 70% of total revenues. The Company's goal is to be the preferred, if not sole, provider of a broad range of solutions for each of its healthcare clients.

     The healthcare industry continues to undergo rapid, profound change as healthcare providers face external and internal pressures to meet the competitive demands of the marketplace, comply with increasing government regulations and cope with the advent of managed care. As industry consolidation and the formation of IDNs create larger and increasingly far-reaching healthcare organizations, providers must place greater focus on information management and business process solutions to control costs, demonstrate quality, measure performance and increase efficiency. Those pressures have driven the healthcare industry's substantial spending on IT, which was estimated by International Data Corporation to have been approximately $8.5 billion in 1994. Healthcare IT has grown increasingly complex, costly and burdensome due to the challenges of deploying new technology, implementing new enterprise wide information systems, maintaining older systems and meeting staffing requirements in a market with an insufficient pool of qualified IT professionals. In addition, the changing business environment has also produced an evolving range of strategic and operational options for healthcare entities, many of which are unfamiliar to an industry that has historically operated under a non-aligned, third-party payor environment. As a result, the Company believes that healthcare organizations will continue to turn to outside consultants for a wide range of IT, strategic and operational solutions. For example, according to DataQuest, expenditures by healthcare industry participants on IT professional services have grown at a compound annual rate of approximately 16.5% from an estimated $2.5 billion in 1994 to an estimated $3.3 billion in 1996.

     The Company's growth strategy is focused on: (i) continuing to leverage its existing client base; (ii) expanding its client base and intensifying its geographic presence; (iii) enhancing and adding new service areas including outsourcing; and (iv) pursuing strategic acquisitions and alliances. By successfully achieving these goals, the Company believes it can further enhance its leadership position in the healthcare consulting industry. Another facet of the Company's growth strategy focuses on Unitive, a subsidiary that assists clients in various industries in developing, designing, implementing and maintaining groupware and intranet and internet information systems and solutions, principally using Lotus Notes. The Company intends to capitalize on opportunities to cross-market Unitive's groupware development and management services to its healthcare clients while continuing to expand Unitive's business across a broad range of industries.

                                  THE OFFERING

Shares Offered by the Company...........     2,150,000

Shares Outstanding Immediately After the
Offering................................     6,986,112 (1)

Use of Proceeds.........................     Repayment of short-term bank
                                             indebtedness and general corporate
                                             purposes, including working capital
                                             and possible acquisitions of
                                             related businesses. See "Use of
                                             Proceeds."

Nasdaq National Market Symbol...........     SUPC
-------------------------
(1) Excludes (i) 270,000 shares of Common Stock reserved for issuance pursuant to stock options to be granted under the Company's Long-Term Incentive Plan as of the consummation of this offering at an exercise price per share equal to the initial public offering price; and (ii) 630,000 additional shares of Common Stock reserved for future issuance under the Company's Long-Term Incentive Plan. Assumes the issuance of 58,127 shares of Common Stock upon the exercise of currently outstanding options in connection with the Corporate Reorganization. See "Management -- Employee Benefit Plans -- Long-Term Incentive Plan" and Note 11 of Notes to Consolidated Financial Statements.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
          (IN THOUSANDS, EXCEPT PER SHARE AND SELECTED OPERATING DATA)

                                                                                                           SIX MONTHS ENDED
                                                         YEARS ENDED DECEMBER 31,                              JUNE 30,
                                        ----------------------------------------------------------   ----------------------------
                                                                                             PRO                            PRO
                                                                                            FORMA                          FORMA
                                         1991      1992      1993      1994      1995      1995(1)    1995      1996      1996(1)
                                        -------   -------   -------   -------   -------    -------   -------   -------    -------
STATEMENT OF OPERATIONS DATA:
 Revenues.............................. $13,289   $14,316   $15,559   $19,234   $25,906    $25,906   $11,921   $16,547    $16,547
 Cost of services......................   6,468     6,822     6,802     8,505    12,008    12,008      5,552     8,197     8,197
 Selling, general and administrative
   expenses............................   4,914     5,712     6,200     8,223    10,045    10,045      4,672     6,250     6,250
 Executive compensation expense(2).....   1,760     3,480     1,931     2,445     3,730     1,060      1,766     2,600       530
                                        -------   -------   -------   -------   -------    -------   -------   -------    -------
 Earnings (loss) from operations.......     147    (1,698)      626        61       123     2,793        (69)     (500)    1,570
 Interest and other expense (income)...     (23)      (34)       22       (28)      (58)      (58 )      (21)       (6)       (6 )
                                        -------   -------   -------   -------   -------    -------   -------   -------    -------
 Earnings (loss) before income taxes...     170    (1,664)      604        89       181     2,851        (48)     (494)    1,576
 Income taxes..........................      --        --        --        --       165     1,215        100        13       625
                                        -------   -------   -------   -------   -------    -------   -------   -------    -------
 Net earnings (loss)................... $   170   $(1,664)  $   604   $    89   $    16    $1,636    $  (148)  $  (507)   $  951
                                        =======   =======   =======   =======   =======    =======   =======   =======    =======
 Pro forma net earnings per share......                                                    $ 0.36                         $ 0.20
                                                                                           =======                        =======
 Shares used in computing pro forma net
   earnings per share..................                                                     4,607                          4,822
SELECTED OPERATING DATA:
 Number of consultants, at period
   end.................................     101       102       114       143       194                  169       234
 Number of clients billed..............     118       105       131       186       243                  140       242
 Number of new projects................     209       280       365       429       540                  257       380

                                                                                                              JUNE 30, 1996
                                                                                                        -------------------------
                                                                                                        ACTUAL     AS ADJUSTED(3)
                                                                                                        ------     --------------
BALANCE SHEET DATA:
 Working capital....................................................................................    $ 804         $ 28,395
 Total assets.......................................................................................    9,131           34,420
 Total debt.........................................................................................      753               73
 Total stockholders' equity.........................................................................    1,355           28,696

-------------------------
(1) The pro forma statement of operations information has been computed for each pro forma period by adjusting the Company's net earnings, as reported for such period, to (i) eliminate executive compensation expense for such period in excess of the amount of executive compensation (including the full amount of potential bonus) that would have been paid had the executive compensation agreements, which will become effective as of the closing date of this offering, been effective throughout such period; and (ii) record income taxes, assuming an effective tax rate of 42.6% for the year ended December 31, 1995 and 39.6% for the six months ended June 30, 1996, which would have been recorded had Superior been a C Corporation during such periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management -- Executive Compensation" and "S Corporation Termination."

(2) Executive compensation expense includes salary and bonuses for Richard D. Helppie, Jr., Charles O. Bracken and Robert R. Tashiro. The Company has entered into agreements with these three officers which will be effective upon the closing of this offering through December 31, 1997 and which will provide them with annual compensation in the aggregate amount of $910,000, comprised of base salary and bonus compensation based on achievement of certain pre-determined performance criteria. These limitations will not apply to amounts paid to these three officers on or prior to the closing of this Offering. See "Management -- Executive Compensation."

(3) As adjusted to give effect to (i) the sale of 2,150,000 shares of Common Stock by the Company at an assumed initial public offering price of $14.00 per share and the application of the estimated net proceeds therefrom; (ii) the recognition of an estimated $250,000 of deferred income taxes upon the termination of Superior's S Corporation election; and (iii) receipt of the proceeds from the issuance of 58,127 shares of Common Stock immediately prior to this offering upon the exercise of currently outstanding options at a weighted average exercise price of $3.40 per share. See "S Corporation Termination," "Use of Proceeds" and Note 7 to Notes to Consolidated Financial Statements.

                                     *   *   *
     The Company was incorporated in Delaware on August 14, 1996. Superior and Unitive were founded in 1984 and 1993, respectively. The principal office of the Company is located at 4000 Town Center, Suite 1100, Southfield, Michigan 48075; its telephone number is (810) 386-8300.

                                  RISK FACTORS

     In addition to the other information set forth in this Prospectus, investors should consider carefully the following factors in connection with an investment in the shares of Common Stock offered hereby.

NEED TO ATTRACT, RETAIN AND MANAGE PROFESSIONAL STAFF

     The Company's business involves the delivery of professional services and is labor-intensive. The Company's success depends in large part upon its ability to attract, develop, motivate and retain highly skilled consultants. There is significant competition for employees with the skills required to perform the services offered by the Company from other consulting firms, healthcare providers and other healthcare industry participants, health information systems vendors, clients, systems integrators and many other enterprises. There can be no assurance that the Company will be able to attract and retain a sufficient number of highly skilled employees in the future or that it will continue to be successful in training, retaining and motivating employees. The loss of a significant number of consultants and/or the Company's inability to hire a sufficient number of qualified consultants could have a material adverse effect on the Company's business, operating results and financial condition including its ability to secure, service and complete client engagements.

CLIENT CONCENTRATION

     The Company derives a significant portion of its revenue from a relatively limited number of clients. For example, during 1995 and the six months ended June 30, 1996 the Company's five largest clients accounted for approximately 37.6% and 34.2%, respectively, of the Company's revenues. Four of the top five clients in 1995 were also among the Company's five largest clients during the six months ended June 30, 1996. Other than Detroit Medical Center, which accounted for 13.3% and 10.4% of the Company's revenues in 1995 and the six months ended June 30, 1996, respectively, no other client accounted for 10% or more of the Company's revenues during these periods. Clients engage the Company on an assignment-by-assignment basis, and a client can generally terminate an assignment at any time without penalty. In addition, the level of the Company's consulting services required by any individual client can diminish over the life of its relationship with the Company, and there can be no assurance that the Company will be successful in establishing relationships with new clients as this occurs. Moreover, there can be no assurance that the Company's existing clients will continue to engage the Company for additional projects or do so at the same revenue levels. The loss of any significant client could have a material adverse effect on the Company's business, financial condition and results of operations.

VENDOR SYSTEMS CONCENTRATION

     There are numerous healthcare information systems solutions available to the healthcare industry. Vendors of these products come into and out of favor depending on a variety of factors. Although the Company's consultants have expertise with the information systems developed by numerous healthcare information system vendors, historically the Company has experienced periodic revenue concentration from client projects involving the products of an evolving group of vendors. At present, the Company believes that its current concentration of revenue derived from the planning, management, process design and implementation involving the products of two current leading healthcare information systems vendors, Shared Medical Systems Corporation (SMS) and HBO & Company (HBOC), generally reflects the current favor of the healthcare industry participants served by the Company to these vendors. In 1995 and the six months ended June 30, 1996, client projects involving the products of these two vendors, together, represented approximately 41.3% and 43.9%, of the Company's revenues. Should either of these vendors (or any vendors with whose products the Company has substantial involvement) lose favor in the healthcare industry, it would require the Company to refocus its efforts on alternative information systems products of other vendors. The loss of a major portion of the Company's business with respect to any one of these vendors could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

VARIABILITY OF QUARTERLY OPERATING RESULTS

     Variations in the Company's revenue and operating results may occur as a result of a number of factors, such as the number and significance of active client engagements during a quarter, delays incurred in connection with a project, employee hiring and consultant utilization. The timing of revenues is difficult to forecast because the Company's sales cycle can be relatively long and may depend on factors such as the size and scope of assignments, budgetary cycles and pressures and general economic conditions. In addition, a substantial percentage of the Company's expenses, particularly personnel and rent, are relatively fixed in advance of any particular quarter. As a result, a variation in the size or number of client assignments or the timing of the initiation or the completion of client assignments can cause significant variations in operating results from quarter to quarter. Seasonal factors, such as vacation days and total business days in a quarter, and the business practices of clients such as deferring commitments on new projects until after the end of the calendar or the client's fiscal year, could require the Company to maintain under-utilized employees and could therefore have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company's annual employees' meetings can result in lower consultant utilization in the quarter in which the meeting occurs. Given the possibility of such fluctuations, the Company believes that comparisons of its results of operations for preceding quarters are not necessarily meaningful and that such results for one quarter should not be relied upon as an indication of future performance. Based on the preceding factors, it is possible that the Company may experience a shortfall in revenue or earnings from expected levels or otherwise fail to meet expectations of securities analysts or the market in general, which could have a material adverse effect on the market price of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results."

HEALTHCARE INDUSTRY CONCENTRATION

     All of the revenues of the Company's wholly owned healthcare consulting subsidiary, Superior, in 1995 and in the six months ended June 30, 1996, were derived from clients involved in the healthcare industry. These revenues represented 93.4% and 93.3%, respectively, of the total revenues generated by the Company on a consolidated basis for the same periods. As a result of the Company's focus on healthcare consulting, the Company's business, financial condition and results of operations are influenced by conditions affecting this industry, including changing political, economic and regulatory influences that may affect the procurement practices and operation of healthcare providers. Many federal and state legislators have announced that they intend to propose programs to reform the United States healthcare system at both the federal and state level. These programs could result in lower reimbursement rates and otherwise change the environment in which providers operate. In addition, large private purchasers of healthcare services are placing increasing cost pressure on providers. Healthcare providers may react to these cost pressures and other uncertainties by curtailing or deferring investments, including investments in the Company's services. Moreover, many healthcare providers are consolidating to create larger healthcare delivery organizations and are forming affiliations for purchasing products and services. These consolidations and affiliations reduce the number of potential customers for the Company's services, and the increased bargaining power of these organizations could lead to reductions in the amounts paid for the Company's services. In addition, this consolidation is likely to result in the acquisition of certain of the Company's clients, and such clients may scale back or terminate their relationship with the Company following their acquisition. The impact of these developments in the healthcare industry is difficult to predict and could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON SENIOR MANAGEMENT

     The success of the Company is highly dependent upon the efforts, abilities and business generation capabilities of its senior management team, including its three most senior executive officers: Richard D. Helppie, Jr., President and Chief Executive Officer of the Company, Charles O. Bracken, Executive Vice President of Superior, and Robert R. Tashiro, Senior Vice President and Chief Operating Officer of Superior. Although client relationships are managed at many levels of the Company, the loss of the services of any of these key executives for any reason could have a material adverse effect upon the Company's business, financial condition and results of operations, including its ability to secure engagements. Moreover, certain client and industry relationships and areas of expertise are dependent on the efforts, abilities and business generation capabilities of other members of the Company's management team. The loss of the services of any of these management team members could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

PROJECT RISKS

     Many of the Company's engagements involve projects which are critical to the operations of its clients' business and which provide benefits that may be difficult to quantify. The Company's failure to meet a client's expectations in the performance of its services could damage the Company's reputation and adversely affect its ability to attract new business. In addition, the Company could incur substantial costs and expend significant resources correcting errors in its work, and could possibly become liable for damages caused by such errors. The Company is establishing a program to provide healthcare IT outsourcing which includes interim management, personnel acquisition and facilities management, and/or the transfer of a client's information system assets -- hardware/software and human resources -- from an internal business function to an outsourced service. To implement its outsourcing program, the Company may be required to make substantial investments in capital assets and personnel for certain outsourcing contracts. The Company has minimal experience to date as an outsourcing provider, and there can be no assurance that the Company will be able to assess accurately the investment required and negotiate and perform in a profitable manner any of its outsourcing contracts it may be awarded. A small percentage of the Company's projects are billed on a fixed-fee basis, which is distinguishable from the Company's general method of billing on a time and materials basis. The Company could in the future increase the number and size of projects billed on a fixed-fee basis, particularly if the Company is successful in its strategy to provide healthcare IT outsourcing services. The Company's failure to estimate accurately the resources and related expenses required for a fixed-fee project or its failure to complete its contractual obligations in a manner consistent with the project plan upon which its fixed-fee contract was based could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

     The market for the Company's services is highly fragmented and highly competitive and is subject to rapid change. The Company believes that it currently competes principally with systems integration firms, national consulting firms, including the consulting divisions of the "Big Six" accounting firms, information system vendors, service groups of computer equipment companies, facilities management companies, general management consulting firms and regional and specialty consulting firms. Many of the Company's competitors have significantly greater financial, technical and marketing resources than the Company, generate greater revenues and have greater name recognition than the Company. Moreover, those competitors that sell or license their own software may in the future attempt to limit or eliminate the use of third party consultants, such as the Company, to implement and/or customize such software. In addition, vendors whose systems may enjoy wide market acceptance and large market share could enter into exclusive or restrictive agreements with other consulting firms which could eliminate or substantially reduce the Company's implementation work for those systems. There are relatively low barriers to entry into the Company's markets, and the Company has faced and expects to continue to face additional competition from new entrants into the healthcare consulting industry. In addition, combinations and consolidations in the consulting industry will give rise to larger competitors, whose relative strengths are impossible to predict. The Company also competes with its clients' internal resources, particularly where these resources represent a fixed cost to the client. This internal client competition may heighten as consolidation of healthcare providers creates organizations large enough to support more sophisticated internal information management capabilities. There can be no assurance that the Company will be able to compete effectively with current and future competitors or that competitive pressures faced by the Company will not cause the Company's revenue or operating margins to decline or otherwise materially adversely affect its business, financial condition and results of operations.

MANAGEMENT OF GROWTH

     The Company's operational and geographic growth has placed significant demands on the Company's management, administrative, operational and financial resources, and the Company's ability to manage its growth will require the Company to continue to implement and improve its operational, financial and management information systems and to continue to expand, motivate and effectively manage an evolving and expanding workforce. In addition, the Company's success will depend in large part on its ability to maintain high levels of consultant utilization, maintain billing rates, maintain quality and accurately set and meet schedules. The Company's rent will increase by approximately $10,000 per month and the Company will incur certain one-time costs and capital expenditures aggregating approximately $550,000 associated with the Company's move in the third quarter of 1996 to larger headquarters to accommodate its growth. If the Company is unable to manage effectively any of these variables, the quality of the Company's services, its ability to retain key personnel and its results of operation could be materially and adversely affected. No assurance can be given that the Company will continue to experience growth or that the Company will be successful in managing its growth, if any.

POSSIBLE ACQUISITION RISKS

     The Company intends to expand its geographic presence, industry expertise and technical scope through strategic acquisitions and alliances with companies that provide additional and complementary products, services or skills or have strategic client relationships. Although the Company has considered possible acquisitions in the past, the Company has never acquired another company other than the transactions pursuant to the Corporate Reorganization and currently has no commitments or agreements with respect to any such acquisition or alliance. There can be no assurance that the Company will be able to identify suitable acquisition candidates or that, if identified, the Company will be able to acquire such companies on suitable terms. Moreover, other companies are competing for acquisition candidates, which could result in an increase in the price of acquisition targets and a decrease in the number of attractive companies available for acquisition. Acquisitions may also involve a number of special risks, including: (i) adverse effects on the Company's reported operating results including increased goodwill amortization and interest expense; (ii) diversion of management attention; (iii) risks associated with unanticipated problems, liabilities or contingencies; (iv) difficulties related to the integration and management of the acquired business; (v) the risk of entering markets in which the Company has limited or no direct expertise; and
(vi) the potential loss of key employees of the acquired companies. In addition, acquisitions may involve the expenditure of significant funds. There can be no assurance that any acquisition will result in long-term benefits to the Company or that management will be able to manage effectively the resulting business. The occurrence of some or all of the events described in these risks could have a material adverse effect on the Company's business, financial condition and results of operations.

LIMITED PROTECTION OF PROPRIETARY SYSTEMS AND PROCEDURES

     The Company's success is in part dependent upon its proprietary internal information and communication systems, databases, tools, and the methods and procedures that it has developed specifically to serve its clients. In addition, Unitive has and will continue to develop proprietary groupware tools and applications. The Company has no patents; consequently, it relies on a combination of nondisclosure and other contractual arrangements and copyright, trademark and trade secret laws to protect its proprietary systems, information and procedures. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of such rights or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its proprietary rights. The Company believes that its systems and procedures and other proprietary rights do not infringe upon the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims against the Company in the future or that any such claims will not require the Company to enter into materially adverse license arrangements or result in protracted and costly litigation, regardless of the merits of such claims.

CONTROL BY PRINCIPAL STOCKHOLDER

     After completion of this offering, the Company's principal stockholder and Chief Executive Officer, Richard D. Helppie, Jr., will beneficially own approximately 57.9% (55.5% if the Underwriters' over-allotment option is exercised in full) of the Company's outstanding shares of Common Stock. As a result, Mr. Helppie will continue to be able to control the outcome of matters requiring a stockholder vote, including the election of directors and the approval of significant corporate matters, thereby controlling the affairs and management of the Company. Such control could adversely affect the market price of the Common Stock or delay or prevent a change in control of the Company.

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price of the Common Stock will be determined by negotiations among management of the Company and the representatives of the Underwriters, and may not be indicative of future market prices. See "Underwriting" for factors to be considered in determining the initial public offering price per share. Although the Company has received approval for the Common Stock to be quoted on the Nasdaq National Market, there can be no assurance that an active trading market will develop or be sustained subsequent to this offering. In addition, broad market trading and valuation fluctuations have adversely affected the valuation of healthcare focused and technology-based service companies and may adversely affect the market price of the Company's Common Stock. The Common Stock may be subject to wide fluctuations in price in response to variations in quarterly operating results and other factors, including the evolving business prospects of the Company's clients, suppliers and competitors, changes in the financial estimates by securities analysts, possible acquisitions, general economic or market conditions and other factors. There can be no assurance that the market price of the Common Stock will not decline below the initial public offering price.

DILUTION

     The initial public offering price per share of Common Stock is substantially higher than the net tangible book value per share of the Common Stock. Purchasers of shares of Common Stock in this offering (assuming an initial public offering price of $14.00 per share) will experience immediate and substantial dilution of $9.89 in the pro forma net tangible book value per share of Common Stock. See "Dilution."

SIGNIFICANT UNALLOCATED NET PROCEEDS

     The principal purposes of this offering are to obtain additional capital, create a public market for the Company's Common Stock, facilitate future access for the Company to public equity markets and enhance the Company's ability to use its Common Stock as consideration for potential acquisitions and as a means of attracting and retaining key employees. A substantial majority of the net proceeds of this offering has not been designated for any specific purpose. Therefore, the Board of Directors of the Company will have broad discretion with respect to the use of the net proceeds of this offering. See "Use of Proceeds."

CERTAIN ANTITAKEOVER EFFECTS

     The Company's Amended and Restated Certificate of Incorporation and By-Laws and the Delaware General Corporation Law include provisions that may be deemed to have antitakeover effects and may delay, defer or prevent a takeover attempt that stockholders might consider in their best interests. These include a board of directors which is divided into three classes, each of which is elected for staggered, three-year terms, By-Law provisions under which only the Chairman of the Board, a majority of the Board of Directors or stockholders owning at least 50% of the Company's capital stock may call meetings of stockholders and which require certain advance notice procedures for nominating candidates for election to the Board of Directors. The Board of Directors of the Company is empowered to issue up to 1,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of such shares, without any further stockholder action. The existence of this "blank-check" preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. In addition, this

"blank check" preferred stock, and an issuance thereof may have an adverse effect on the market price of the Company's Common Stock. Furthermore, the Company is subject to the antitakeover provisions of Section 203 of the Delaware General Corporation Law that prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person first becomes an "interested stockholder," unless the business combination is approved in a prescribed manner. The application of Section 203 and certain other provisions of the Certificate of Incorporation to be effective upon the closing of this offering could also have the effect of delaying or preventing a change of control of the Company, which could adversely affect the market price of the Company's Common Stock. See "Management -- Executive Officers and Directors" and "Description of Capital Stock -- Antitakeover Effects of Provisions of the Certificate of Incorporation, By-Laws and Delaware Law."

BENEFITS OF OFFERING TO EXISTING STOCKHOLDERS

     The Company's existing stockholders will receive substantial proceeds from this offering and certain other benefits in connection with the offering. If the Underwriters' over-allotment option is exercised in full, certain of the Company's existing Stockholders will receive aggregate net proceeds of $2,055,102 (based on an assumed offering price of $14 per share) from the sale of 157,842 Shares held by them. Approximately $3.4 million in accrued compensation will be paid to certain of the existing stockholders out of the proceeds of the offering. In addition, the offering will establish a public market for the Common Stock and provide significantly increased liquidity to the existing stockholders for the shares of Common Stock they will own after the offering. See "Use of Proceeds" and "Principal and Selling Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Company's Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act and lock-up agreements entered into by the Company, the Company's officers and directors and all holders of Common Stock. Under those restrictions, subject to certain specified exceptions, the Company and such persons have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of William Blair & Company, L.L.C. However, William Blair & Company, L.L.C. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to such lock-up agreements. As a result of these restrictions, only the 2,150,000 shares of Common Stock offered hereby will be eligible for sale on the date of this Prospectus; an additional 25,000 shares will be eligible for sale 90 days after the date of the Prospectus and an additional, 4,483,217 shares will be eligible for sale 180 days after the date of this Prospectus, in accordance with Rules 701 and/or 144 under the Securities Act. The Company also intends, after the effective date of this offering, to register on a registration statement on Form S-8 approximately 900,000 shares of Common Stock reserved for issuance under the Company's Long-Term Incentive Plan. See "Shares Eligible for Future Sale."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,150,000 shares of Common Stock offered hereby are estimated to be approximately $27.4 million (approximately $29.5 million if the over-allotment option is exercised in full), assuming an initial public offering price of $14.00 per share and after deducting the underwriting discount and estimated offering expenses. The principal purposes of this offering are to obtain additional capital, facilitate future access for the Company to public equity markets and enhance the Company's ability to use its Common Stock as consideration for potential acquisitions and as a means of attracting and retaining key employees. The Company intends to use a portion of the net proceeds of the offering to repay all amounts outstanding under the Company's revolving bank lines of credit, which bear interest at an annual rate equal to the prime rate of interest plus 0.5% (8.75% as of June 30, 1996). As of June 30, 1996, approximately $680,000 was outstanding under the lines of credit. The Company anticipates borrowing additional amounts under the lines of credit subsequent to June 30, 1996 to fund the payment of accrued compensation to certain of the Company's executive officers for the period through the date of the Corporate Reorganization. Approximately $3.4 million of the net proceeds of this Offering will be used to pay accrued executive compensation (or to repay outstanding borrowings incurred to pay executive compensation) to the following three senior executive officers: Richard D. Helppie, Jr. (approximately $2.6 million), Charles O. Bracken (approximately $500,000) and Robert R. Tashiro (approximately $300,000). The Company expects to add the remaining net proceeds from this offering to its general funds. Such funds will be available for general corporate purposes, including working capital. A portion of the proceeds may also be used to acquire or invest in complementary businesses; however, there are no commitments or agreements with respect to any such transactions at the present time. Pending use of the net proceeds for the above purposes, the Company intends to invest such funds in short-term, interest-bearing, investment-grade obligations.

                           S CORPORATION TERMINATION

     Since January 1, 1987, Superior has been treated as a Subchapter S Corporation for federal income tax purposes under Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"), and for certain state income tax purposes. As a result, substantially all of the income of Superior has been taxed directly to its stockholders rather than to Superior. In addition, prior to January 1, 1995 Unitive was taxed as a Subchapter S corporation and thereafter as a Subchapter C Corporation. Following the closing of this offering, the Company, Superior and Unitive will be subject to corporate income taxation on a consolidated basis as Subchapter C corporations.

     In connection with the termination of Superior's S Corporation status, the Company will record deferred income taxes of approximately $250,000 in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This income tax expense will be in addition to income tax expense otherwise incurred in such quarter and will be incurred upon termination of the Company's S Corporation status, estimated to occur in October 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 7 to Notes to Consolidated Financial Statements.

                                DIVIDEND POLICY

     The Company has not paid cash dividends on its Common Stock. The Company currently anticipates that all of its earnings will be retained for development of the Company's business and does not anticipate paying any cash dividends in the foreseeable future. Future cash dividends, if any, will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the Company's future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as the Board of Directors may deem relevant.

                                 CAPITALIZATION

     The following table sets forth the total short term debt and capitalization of the Company as of June 30, 1996, and as adjusted to reflect (i) the receipt of proceeds from the issuance of 58,127 shares of Common Stock issued immediately prior to this offering upon exercise of currently outstanding options at a weighted average exercise price of $3.40 per share; (ii) the recognition of an estimated $250,000 of deferred income taxes upon the termination of Superior's S Corporation election; and (iii) the sale of 2,150,000 shares of Common Stock by the Company at an assumed initial public offering price of $14.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds." The following table should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                                JUNE 30, 1996
                                                                            ---------------------
                                                                            ACTUAL    AS ADJUSTED
                                                                            ------    -----------
                                                                               (IN THOUSANDS)
Lines of credit (1).......................................................  $  680      $    --
Note payable to stockholder...............................................      73           73
                                                                            ------    -----------
          Total short term debt...........................................  $  753      $    73
                                                                            ======    ===========
Stockholders' equity:
  Preferred stock, $.01 par value; 1,000,000 shares authorized; no shares
     issued or outstanding................................................  $   --      $    --
  Common stock, $.01 par value; 30,000,000 shares authorized; 4,777,985 issued and outstanding; 6,986,112 issued and outstanding as adjusted
     (2)..................................................................      48           70
  Additional paid-in capital..............................................   1,775       29,344
  Retained earnings.......................................................     260           10
  Stockholders' notes receivable..........................................    (728)        (728)
                                                                            ------    -----------
     Total stockholders' equity...........................................   1,355       28,696
                                                                            ------    -----------
          Total capitalization............................................  $1,355      $28,696
                                                                            ======    ===========

-------------------------
(1) Does not include approximately $3.4 million expected to be drawn on the Company's lines of credit subsequent to June 30, 1996, the proceeds of which will be used primarily to fund the payment of certain accrued executive bonus compensation. The Company intends to repay the lines of credit balances out of the net proceeds of this offering. See "Management -- Executive Compensation."

(2) Excludes (i) 270,000 shares of Common Stock reserved for issuance pursuant to stock options to be granted as of the consummation of this offering at an exercise price per share equal to the initial public offering price; and
     (ii) 630,000 additional shares of Common Stock reserved for future issuance under the Company's Long-Term Incentive Plan. See "Management -- Employee Benefit Plans -- Long-Term Incentive Plan" and Note 12 of Notes to Consolidated Financial Statements.

                                    DILUTION

     The net tangible book value of the Company at June 30, 1996, was approximately $1.4 million or $0.28 per share. Without taking into account any changes in net tangible book value after June 30, 1996, other than to give effect to pro forma adjustments for (i) the issuance of 58,127 shares of Common Stock to be issued immediately prior to this offering upon exercise of currently outstanding options at a weighted average exercise price of $3.40 per share;
(ii) the sale by the Company of 2,150,000 shares of its Common Stock offered hereby at an assumed initial public offering price of $14.00 per share and the application of the net proceeds therefrom (after deducting the underwriting discount and estimated offering expenses); and (iii) the recognition of an estimated $250,000 of deferred income taxes upon the termination of Superior's S Corporation election, the pro forma net tangible adjusted book value of the Company at June 30, 1996 would have been $28.7 million, or $4.11 per share. This amount represents an immediate increase in net tangible book value of $3.83 per share to existing stockholders of the Company and an immediate dilution in net tangible book value per share of $9.89 per share to purchasers of Common Stock in this offering. The following table illustrates this per share dilution:

    Assumed initial public offering price per share......................            $14.00
      Net tangible book value per share before the offering..............   $0.28
      Increase attributable to new investors.............................    3.83
                                                                            -----
    Pro forma net tangible book value per share after the offering.......              4.11
                                                                                     ------
    Dilution per share to new investors(1)...............................            $ 9.89
                                                                                     ======

     The following table summarizes, on a pro forma basis as of June 30, 1996, the differences between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price paid per share (assuming an initial public offering price of $14.00 per share and before deducting the underwriting discount and estimated offering expenses):

                                             SHARES PURCHASED       TOTAL CONSIDERATION
                                           --------------------    ----------------------        AVERAGE
                                            NUMBER      PERCENT      AMOUNT       PERCENT    PRICE PER SHARE
                                           ---------    -------    -----------    -------    ---------------
Existing stockholders(1)................   4,836,112      69.2%    $ 1,281,654       4.1%        $  0.27
New investors(1)........................   2,150,000      30.8      30,100,000      95.9           14.00
                                           ---------     -----     -----------     -----
     Total..............................   6,986,112     100.0%    $31,381,654     100.0%
                                           =========     =====     ===========     =====

-------------------------
(1) If the Underwriter's over-allotment option is exercised in full, sales by the Selling Stockholders in this offering will reduce the number of shares held by existing stockholders to 4,678,270, or 65.4%, and will increase the number of shares to be purchased by the investors to 2,472,500, or 34.6%. See "Principal and Selling Stockholders."

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

     The selected consolidated statements of operations and balance sheet data as of, and for, the years ended December 31, 1993, 1994 and 1995 are derived from, and are qualified by reference to, the consolidated financial statements of the Company audited by Grant Thornton LLP, independent certified public accountants, appearing elsewhere in this Prospectus. The selected consolidated statement of operations and balance sheet data as of, and for, the years ended December 31, 1991 and 1992 are derived from unaudited financial statements of the Company not included herein. The consolidated statement of operations and balance sheet data as of, and for, the six month periods ended June 30, 1995 and 1996 are unaudited but have been derived from the Company's internal consolidated financial statements, which in the opinion of management of the Company, have been prepared on the same basis as the audited financial statements and reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations of the Company. The selected consolidated financial and operating data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Consolidated Financial Statements and the Notes thereto and other financial information appearing elsewhere in this Prospectus. The results of operations for the period ended June 30, 1996 are not necessarily indicative of results for the full fiscal year.

                                                                                                         SIX MONTHS ENDED
                                                       YEARS ENDED DECEMBER 31,                              JUNE 30,
                                      ----------------------------------------------------------   ----------------------------
                                                                                           PRO                            PRO
                                                                                          FORMA                          FORMA
                                       1991      1992      1993      1994      1995      1995(1)    1995      1996      1996(1)
                                      -------   -------   -------   -------   -------    -------   -------   -------    -------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues........................... $13,289   $14,316   $15,559   $19,234   $25,906    $25,906   $11,921   $16,547    $16,547
  Cost of services...................   6,468     6,822     6,802     8,505    12,008     12,008     5,552     8,197      8,197
  Selling, general and administrative
    expenses.........................   4,914     5,712     6,200     8,223    10,045     10,045     4,672     6,250      6,250
  Executive compensation
    expense(2).......................   1,760     3,480     1,931     2,445     3,730      1,060     1,766     2,600        530
                                      -------   -------   -------   -------   -------    -------   -------   -------    -------
  Earnings (loss) from operations....     147    (1,698)      626        61       123      2,793       (69)     (500)     1,570
  Interest and other expense
    (income).........................     (23)      (34)       22       (28)      (58)       (58)      (21)       (6)        (6)
                                      -------   -------   -------   -------   -------    -------   -------   -------    -------
  Earnings (loss) before income
    taxes............................     170    (1,664)      604        89       181      2,851       (48)     (494)     1,576
  Income taxes.......................      --        --        --        --       165      1,215       100        13        625
                                      -------   -------   -------   -------   -------    -------   -------   -------    -------
  Net earnings (loss)................ $   170   $(1,664)  $   604   $    89   $    16    $ 1,636   $  (148)  $  (507)   $   951
                                      =======   =======   =======   =======   =======    =======   =======   =======    =======
  Pro forma net earnings per share...                                                    $  0.36                        $  0.20
                                                                                         =======                        =======
  Shares used in computing pro forma
    net earnings per share...........                                                      4,607                          4,822
SELECTED OPERATING DATA:
  Number of consultants, at period
    end..............................     101       102       114       143       194                  169       234
  Number of clients billed...........     118       105       131       186       243                  140       242
  Number of new projects.............     209       280       365       429       540                  257       380

                                                       DECEMBER 31,                                    JUNE 30,
                                      -----------------------------------------------              -----------------
                                       1991      1992      1993      1994      1995                 1995      1996
                                      -------   -------   -------   -------   -------              -------   -------
BALANCE SHEET DATA:
  Working capital.................... $ 1,935   $   344   $   918   $   955   $ 1,457              $ 1,000   $   804
  Total assets.......................   4,572     3,293     4,061     5,072     7,405                5,848     9,131
  Total debt.........................     455       355       345         5       206                    5       753
  Total stockholders' equity.........   2,496       832     1,496     1,585     1,861                1,662     1,355

-------------------------
(1) The pro forma statement of operations information has been computed for each pro forma period by adjusting the Company's net earnings, as reported for such period, to (i) eliminate executive compensation expense for such period in excess of the amount of executive compensation (including the full amount of potential bonus) that would have been paid had the executive compensation agreements, which will become effective as of the closing date of this offering, been effective throughout such period; and (ii) record income taxes, assuming an effective tax rate of 42.6% for the year ended December 31, 1995 and 39.6% for the six months ended June 30, 1996 which would have been recorded had Superior been a C Corporation during such periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management -- Executive Compensation" and "S Corporation Termination."

(2) Executive compensation expense includes salary and bonuses for Richard D. Helppie, Jr., Charles O. Bracken and Robert R. Tashiro. The Company has entered into agreements with these three officers which will be effective upon the closing of this offering through December 31, 1997 and which will provide them with annual compensation in the aggregate amount of $910,000, comprised of base salary and bonus compensation based on achievement of certain pre-determined performance criteria. These limitations will not apply to amounts paid to these three officers on or prior to the closing of this Offering. See "Management -- Executive Compensation."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company conducts business through its two operating subsidiaries, Superior and Unitive. Superior is a leading healthcare consulting firm that provides a wide range of information technology consulting and strategic and operations management consulting services to a broad cross-section of healthcare industry participants and healthcare information system vendors. Unitive assists numerous clients in various industries in developing, designing, implementing and maintaining groupware and intranet and internet information systems and solutions, principally using Lotus Notes. During the year ended December 31, 1995, Superior and Unitive generated 93.2% and 6.8% of consolidated revenues, respectively. In connection with the Offering, the Company will enter into two separate merger transactions pursuant to which Superior and Unitive will become wholly-owned subsidiaries of the Company. These transactions will be accounted for in a manner similar to a pooling of interest.

     The Company derives substantially all of its revenues from fees for professional services, the substantial majority of which are billed at contracted hourly rates. The Company establishes standard billing guidelines based on the type and level of service offered. Actual billing rates are established on a project by project basis and may vary from the standard guidelines. Billings are typically made on a bi-weekly basis to monitor client satisfaction and manage outstanding accounts receivable balances. Revenue on time and materials contracts is recognized as the services are provided. A small percentage of the Company's projects are billed on a fixed-fee basis, which is distinguishable from the Company's general method of billing on a time and materials basis. The Company recognizes revenue on fixed-fee projects using the percentage of completion basis. The Company could in the future increase the number and size of projects billed on a fixed-fee basis. Increased use of fixed-fee contracts could subject the Company to increased risks, including cost overruns. Additionally, if the Company is successful in its strategy to provide healthcare IT outsourcing services, there can be no assurance that the Company will be able to achieve profit margins on outsourcing contracts it may be awarded which are consistent with its historical levels of profitability or which justify the Company's investments in such contracts.

     The Company's historical revenue growth is attributable to various factors, including an increase in the number of projects for existing and new clients, and expanded geographic presence. The number of clients billed per year has risen to 243 in 1995 from 131 in 1993. The number of clients billed during the six months ended June 30, 1996 was 242, as compared to 140 during the six months ended June 30, 1995. In addition, the Company seeks to increase revenues by expanding its range of specialty services. In each of the last three completed fiscal years, the Company's revenues from clients served in the prior year were at least 70% of total revenues. The Company has performed projects for clients located in over 40 states, and the Company manages its client development efforts through several strategic services groups, each having specific geographic responsibility and focus.

     The Company's most significant expense is cost of services, which consists primarily of consultant salaries and benefits. In recent years, consultant compensation expense has grown faster than consultant billing rates, resulting in an increase in the Company's cost of services as a percentage of revenues. The Company addressed this issue by adding an additional variable portion of compensation payable upon the achievement of measurable performance goals.

     The Company's cost of services as a percentage of revenues is also impacted by its consultant utilization. The Company manages utilization by monitoring project requirements and timetables. The number of consultants assigned to a project will vary according to the size, complexity, duration and demands of the project. Project terminations, completions and scheduling delays may result in periods when consultants are not fully utilized. An unanticipated termination of a significant project could cause the Company to experience lower consultant utilization, resulting in a higher than expected number of unassigned consultants. In addition, the establishment of new practice areas and the hiring of consultants in peak hiring periods have resulted in periods of lower consultant utilization (and resulting downward pressure on margins) until project volume increases in these new areas. In the future, the establishment of new practice areas, as well as further geographic expansion, could from time to time adversely affect utilization. Variations in consultant utilization would result in quarterly variability of the Company's cost of services as a percentage of revenues. The Company's consultants are generally employed on a full-time basis, and therefore the Company will in the short run incur substantially all of its employee-related costs even during periods of low utilization.

     Selling, general and administrative expenses include the costs of recruiting, continuing education, marketing, facilities, equipment depreciation, administration, including compensation and benefits. Selling, general and administrative expense as a percentage of total revenues has decreased as the Company leverages its infrastructure expense across its growing revenue base. The Company will incur increased rent and certain one-time costs associated with the Company's move in the third quarter of 1996 to larger headquarters to accommodate its growth.

     Historically, executive compensation expense consisted of salaries, formula bonuses and discretionary bonuses paid to the majority stockholder and two other key executives. The Company's historical levels of executive compensation were related primarily to the Company's status as a Subchapter S Corporation and period to period increases in executive compensation expense were related primarily to the Company's period to period earnings growth. The Company has entered into agreements with these individuals, to be effective upon the consummation of this offering through December 31, 1997, which provide maximum annual compensation in an aggregate amount of $910,000 for these three key executives, comprised of base salary, and bonus amounts to be awarded based on the attainment of certain financial performance criteria. The foregoing compensation arrangements for these three officers will not apply to amounts paid on or prior to the closing of this Offering. The total compensation to these three individuals under these agreements in 1995 would have been approximately $1.1 million.

     The pro forma statement of operations data reflects an adjustment for executive officer compensation for the year ended December 31, 1995 and for the six months ended June 30, 1996 to eliminate the amount by which key executive compensation paid in such periods was in excess of the estimated compensation that would have been paid under the newly adopted executive compensation agreements, as if such agreements were in place throughout such periods. The estimated amount payable under the new agreements was calculated by assuming the payment to the executive officers of their base salaries plus 100% of their potential bonus for the applicable period.

     Since January 1, 1987, Superior has been treated as a Subchapter S corporation for federal income tax purposes under Subchapter S of the Code and for certain state income tax purposes. As a result, substantially all of the income of Superior has been taxed directly to its stockholders rather than to Superior. In addition, prior to January 1, 1995 Unitive was taxed as a Subchapter S corporation and thereafter as a Subchapter C corporation. Following the closing of this offering, the Company, Superior and Unitive will be subject to corporate income taxation on a consolidated basis as Subchapter C corporations.

     The pro forma statement of operations data also reflects an adjustment to federal income taxes for the year ended December 31, 1995 and for the six months ended June 30, 1996, assuming Superior has been operating as a C Corporation during such periods, and reflects an effective tax rate of 42.6% and 39.6%, respectively, after giving effect to the executive officer compensation expense adjustments.

     In connection with the termination of Superior's S Corporation status, the Company will record deferred income taxes of approximately $250,000 in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This income tax expense will be in addition to income tax expense otherwise incurred in such quarter and will be incurred upon termination of the Company's S Corporation status, estimated to occur in October 1996.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, selected statement of operations data and selected pro forma data expressed as a percentage of revenues. The trends illustrated in the following table may not necessarily be indicative of future results.

                                                             PERCENTAGE OF REVENUES
                                           -----------------------------------------------------------
                                                                                SIX MONTHS ENDED JUNE
                                               YEAR ENDED DECEMBER 31,                   30,
                                           --------------------------------    -----------------------
                                                                       PRO                        PRO
                                                                      FORMA                      FORMA
                                           1993     1994     1995     1995     1995     1996     1996
                                           -----    -----    -----    -----    -----    -----    -----
Revenues................................   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%
Cost of services........................    43.7     44.2     46.3     46.3     46.6     49.5     49.5
Selling, general and administrative
  expenses..............................    39.9     42.8     38.8     38.8     39.2     37.8     37.8
Executive compensation expense..........    12.4     12.7     14.4      4.1     14.8     15.7      3.2
                                           -----    -----    -----    -----    -----    -----    -----
Earnings (loss) from operations.........     4.0      0.3      0.5     10.8     (0.6)    (3.0)     9.5
Interest expense........................     0.1       --       --       --      0.1      0.1      0.1
Other (income) expense..................      --     (0.2)    (0.2)    (0.2)    (0.3)    (0.1)    (0.1)
                                           -----    -----    -----    -----    -----    -----    -----
Earnings (loss) before income taxes.....     3.9%     0.5%     0.7%    11.0     (0.4)%   (3.0)%    9.5
                                           =====    =====    =====             =====    =====
Pro forma income taxes..................                                4.7                        3.8
                                                                      -----                      -----
Pro forma net earnings..................                                6.3%                       5.7%
                                                                      =====                      =====

SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

     Revenues. Revenues increased by $4.6 million, or 38.8%, to $16.5 million for the six months ended June 30, 1996, as compared to $11.9 million for the six months ended June 30, 1995. The revenue growth was due primarily to an increased number of new projects to 380 in the six months ended June 30, 1996 from 257 in the six months ended June 30, 1995. The number of consultants increased by approximately 38.5%, to 234 at June 30, 1996 from 169 at June 30, 1995.

     Cost of services. Cost of services increased by $2.6 million, or 47.6%, to $8.2 million for the six months ended June 30, 1996, as compared to $5.6 million for the six months ended June 30, 1995. The increase was due to the additional number of consultants, as well as increases in their compensation levels. Cost of services as a percentage of revenues increased to 49.5% for the six months ended June 30, 1996, as compared to 46.6% for the six months ended June 30, 1995. This increase was due to an increase in compensation levels, only partially offset by a modest increase in average billing rates. In addition, the Company initiated two new national practice areas, which required both more highly-compensated individuals and produced lower consultant utilization during start-up.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased by $1.6 million, or 33.8% to $6.3 million for the six months ended June 30, 1996, as compared to $4.7 million for the six months ended June 30, 1995. This increase was due primarily to the increase in incentive and other compensation as well as higher recruiting and training expenses consistent with the Company's growth and enhanced marketing efforts to achieve higher revenues. Selling, general and administrative expenses as a percentage of revenues decreased to 37.8% for the six months ended June 30, 1996, as compared to 39.2% for the six months ended June 30, 1995. This decrease was due to increased operating efficiencies resulting from higher revenue levels.

     Executive compensation expense. Executive compensation expense increased by $834,000 to $2.6 million for the six months ended June 30, 1996, as compared to $1.8 million for the six months ended June 30, 1995.

1995 COMPARED TO 1994

     Revenues. Revenues increased by $6.7 million, or 34.7% to $25.9 million for the year ended December 31, 1995, as compared to $19.2 million for the year ended December 31, 1994. The revenue growth was attributable primarily to an increase in the number of new projects, to 540 in 1995 from 429 in 1994. The number of consultants increased approximately 35.7%, to 194 at December 31, 1995 from 143 at December 31, 1994. During 1995, in order to provide better client service, the Company refocused its service organization into National Practice Areas and refocused its marketing efforts into strategic service groups having specific geographic areas of responsibility.

     Cost of services. Cost of services increased by $3.5 million, or 41.2%, to $12.0 million for the year ended December 31, 1995, as compared to $8.5 million for the year ended December 31, 1994. The increase was primarily due to the additional number of consultants required to staff the larger revenue base, as well as increases in their compensation levels. Cost of services as a percentage of revenues increased to 46.3% for the year ended December 31, 1995, as compared to 44.2% for the year ended December 31, 1994. This increase was due to an increase in compensation levels, with average billing rates remaining relatively constant. In addition, the Company's organizational shift to National Practice Areas initially required both more highly-compensated individuals and produced a lower consultant utilization.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased by $1.8 million, or 22.2%, to $10.0 million for the year ended December 31, 1995, as compared to $8.2 million for the year ended December 31, 1994. This increase was due primarily to the increase in incentive and other compensation, as well as higher recruiting and training expenses consistent with the Company's growth and refocused marketing efforts to achieve higher revenue levels. Selling, general and administrative expenses as a percentage of revenues decreased to 38.8% for the year ended December 31, 1995, as compared to 42.8% for the year ended December 31, 1994. This decrease was due to increased efficiencies resulting from higher revenue levels. Included in selling, general and administrative expenses is bad debt expense, which increased by $221,000 to $230,000 for the year ended December 31, 1995, as compared to $9,000 for the year ended December 31, 1994, due primarily to the recognition of potential collection problems with two specific minor clients, as well as an increase in reserves for non-client specific collection risk.

     Executive compensation expense. Executive compensation expense increased by $1.3 million to $3.7 million for the year ended December 31, 1995, as compared to $2.4 million for the year ended December 31, 1994, due to increased formula and discretionary bonuses.

1994 COMPARED TO 1993

     Revenues. Revenues increased by $3.7 million, or 23.6%, to $19.2 million for the year ended December 31, 1994, as compared to $15.6 million for the year ended December 31, 1993. The revenue growth was attributable primarily to an increase in the number of new projects, to 429 in 1994 from 365 in 1993. The number of consultants increased approximately 25.4% to 143 at December 31, 1994 from 114 at December 31, 1993.

     Cost of services. Cost of services increased by $1.7 million, or 25.0%, to $8.5 million for the year ended December 31, 1994, as compared to $6.8 million for the year ended December 31, 1993. The increase was due to the additional number of consultants, as well as increases in consultant compensation levels. Cost of services as a percentage of revenues increased slightly to 44.2% for the year ended December 31, 1994, as compared to 43.7% for the year ended December 31, 1993.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased by $2.0 million, or 32.6% to $8.2 million for the year ended December 31, 1994, as compared to $6.2 million for the year ended December 31, 1993. Selling, general and administrative expenses as a percentage of revenues increased to 42.8% for the year ended December 31, 1994, as compared to 39.9% for the year ended December 31, 1993. This increase was due primarily to the increase in incentive and other compensation, as well as higher recruiting and training expenses consistent with the Company's growth and enhanced marketing efforts to achieve higher revenue levels.

     Executive compensation expense. Executive compensation expense increased by $514,000 to $2.4 million for the year ended December 31, 1994, as compared to $1.9 million for the year ended December 31, 1993.

QUARTERLY RESULTS

     The following table sets forth certain unaudited quarterly operating information for each of the last eight quarters. The historical data have been prepared on the same basis as the audited consolidated financial statements contained elsewhere in this Prospectus and includes all normal recurring adjustments necessary for the fair presentation of the information for the periods presented, when read in conjunction with the Company's Consolidated Financial Statements and related Notes thereto. Results for any previous fiscal quarter are not necessarily indicative of results for the full year or for any future quarter.

                                                                           QUARTERS ENDED
                                       ---------------------------------------------------------------------------------------
                                       SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                                         1994        1994       1995       1995       1995        1995       1996       1996
                                       ---------   --------   --------   --------   ---------   --------   --------   --------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.............................   $ 4,780     $4,990     $5,816     $6,105     $ 6,961     $7,024     $8,162     $8,385
Cost of services.....................     2,140      2,202      2,725      2,827       3,088      3,368      3,924      4,273
Selling, general and administrative
  expenses...........................     2,099      2,269      2,282      2,390       2,768      2,605      3,078      3,172
Executive compensation
  expense............................       535        510        875        891         976        988      1,436      1,164
                                        -------    -------    -------    -------     -------    -------    -------    -------
Earnings (loss) from operations......         6          9        (66)        (3)        129         63       (276)      (224)
Interest and other expense
  (income)...........................         4        (57)        (5)       (16)         --        (37)        (1)        (5)
                                        -------    -------    -------    -------     -------    -------    -------    -------
Earnings (loss) before income
  taxes..............................   $     2     $   66     $  (61)    $   13     $   129     $  100     $ (275)    $ (219)
                                        =======    =======    =======    =======     =======    =======    =======    =======
Pro forma earnings before income
  taxes(1)...........................                          $  549     $  640     $   840     $  822     $  896     $  680
Pro forma net earnings(1)............                             330        308         505        493        540        411
Pro forma net earnings per
  share(1)...........................                            0.08       0.07        0.11       0.10       0.11       0.09
Shares used in calculating pro forma
  net earnings per share.............                           4,102      4,678       4,822      4,822      4,822      4,822

-------------------------
(1) The pro forma statement of operations data reflects an adjustment for executive officer compensation for the year ended December 31, 1995 and for the six months ended June 30, 1996 to eliminate the excess of key executive compensation paid in such periods over the estimated compensation that would have been paid under the recently executed executive compensation agreements (to be effective upon the closing of this offering), as if these agreements were in place throughout such periods. See "-- Overview". The estimated amount payable under the new agreements was calculated by assuming the payment to the executive officers of their annual base salaries plus 100% of their potential bonus. The pro forma statement of operations data also reflects an adjustment to federal income taxes for the year ended December 31, 1995 and for the six months ended June 30, 1996, after giving effect to executive officer compensation expense adjustments.

     Revenues and operating results fluctuate from quarter to quarter due to several factors, such as the number and significance of client engagements commenced and completed during a quarter, delays incurred in connection with a project, consultant hiring, and utilization. The timing of revenues varies from quarter to quarter because the Company's sales cycle can be relatively long and may depend on factors such as the size and scope of assignments, the general ability of clients to terminate engagements without penalty, and general economic conditions. In addition, the timing of the establishment of new practice areas, geographic expansion and the hiring of key individuals can also have an effect on consultant utilization. Seasonal factors such as vacation days, total business days in a quarter or the business practices of clients, such as deferred commitments on new projects until after the end of the calendar or the client's fiscal year, can cause the Company to experience lower consultant utilization. Because a significant percentage of the Company's expenses are relatively fixed, a variation in the number or size of client assignments or the timing of the initiation or the completion of client assignments can cause significant variations in operating results from quarter to quarter. In addition, the Company's annual employees' meeting can result in lower consultant utilization in the quarter in which the meeting occurs.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary capital needs have been to fund the growth in working capital required to support its growth in revenues. The Company's primary source of liquidity has been cash flow from operations. The Company believes that funds generated from operations, together with the net proceeds from this offering and available credit under its bank credit facilities, will be sufficient to finance its working capital and capital expenditure requirements for at least the next twelve months.

     At June 30, 1996, the Company had cash and cash equivalents of $115,000 and working capital of $804,000. Working capital at June 30, 1996 represents a decrease of $653,000 from December 31, 1995 resulting from an increase in bonuses payable, offset by an increase in net accounts receivable. A portion of the bonuses payable represents S Corporation taxable income earned through June 30, 1996 by Superior. Working capital at December 31, 1995 was $1.5 million, an increase of $502,000 from December 31, 1994. This increase was primarily due to the growth in accounts receivable, partially offset by a growth in operating liabilities.

     The Company has two collateralized line of credit facilities at Comerica Bank N.A. totaling $3.0 million. The credit facilities bear interest at 0.5% over prime. As of June 30, 1996, the Company had $680,000 outstanding on these lines, with an interest rate of 8.75% at June 30, 1996. The Company anticipates borrowing on the lines of credit to fund the bonuses payable representing S Corporation taxable income earned through the termination of the S Corporation election, and will repay such borrowings through proceeds from the offering.

     Net cash used in operating activities for the six months ended June 30, 1996 was $409,000, compared with cash provided by operations of $108,000 for the six months ended June 30, 1995. The increase in cash used is primarily due to the decrease in deferred revenue. Increased accounts receivable from increased revenue volume was substantially offset by increases in operating liabilities, each of which was attributable to higher business levels.

     Net cash provided by operating activities for the years ended December 31, 1995 and 1994 was relatively constant at $811,000 and $823,000, respectively. While accounts receivable grew from increased revenue volume in each year, such increases were partially offset by non-cash operating expenses, in addition to increases in operating liabilities.

     Net cash used in investing activities during all periods consist principally of computer equipment acquisitions. The Company estimates that it will incur approximately $1.0 million in capital expenditures in 1996 of which approximately $500,000 is anticipated to be incurred in connection with the relocation of its headquarters which occurred in September 1996. The Company does not have any other material commitments for capital expenditures for the remainder of 1996 or 1997.

     Net cash provided by financing activities of $548,000 for the six months ended June 30, 1996 was principally the result of borrowings on the lines of credit to fund equipment purchases. Net cash provided by financing activities for the year ended December 31, 1995 of $236,000 was principally the result of a loan from the majority stockholder for working capital purposes. Net cash used in financing activities of $340,000 for the year ended December 31, 1994 was the result of net repayments on the lines of credit, funded by results of operations.

                                    BUSINESS

     The Company is a national healthcare consulting firm that provides a wide range of information technology ("IT") consulting and strategic and operations management consulting services to a broad cross section of healthcare industry participants and healthcare information system vendors. The Company uses its in-depth institutional knowledge and nationally deployed group of experienced consultants to help clients plan and execute business strategies. The Company's comprehensive continuum of solutions range from strategic planning and operations management consulting, to information systems planning, implementation and integration, to interim management and outsourcing. The Company's wholly-owned subsidiary, Unitive, assists clients in various industries in developing, designing, implementing and maintaining groupware and intranet and internet information systems and solutions, principally using Lotus Notes.

     The Company has served over 600 clients across a broad cross-section of the healthcare industry. From January 1, 1995 through June 30, 1996, the Company worked for over 280 healthcare clients on over 850 engagements. The Company believes that its long-term relationships, in-depth knowledge of its client's needs and its broad range of services provide it with significant advantages over its competitors in marketing additional services and winning new engagements. In each of the last three completed fiscal years, the Company's revenues from clients served in the prior year were at least 70% of total revenues. The Company's goal is to be the preferred, if not sole, provider of a broad range of solutions for each of its healthcare clients.

INDUSTRY BACKGROUND

     General

     The United States healthcare industry is undergoing rapid, profound change. In recent years, healthcare expenditures have increased at approximately twice the rate of inflation and are expected to exceed $1 trillion in 1996, according to a joint HCIA/Deloitte & Touche publication on the healthcare industry. The Company believes that the consolidation of healthcare systems and the aging of the U.S. population should result in continued dramatic change in the healthcare industry. Healthcare providers today face external and internal pressures to meet the competitive demands of the marketplace, comply with increasing government regulations and cope with the advent of managed care. These challenges, combined with increased demands on capital resources, are forcing healthcare providers to seek new ways to structure and manage their organizations and deliver services. In the past, the financial risk of healthcare delivery was absorbed principally by third-party payors, and providers did not focus on cost containment. Now, through managed care arrangements and provider capitation (under which providers are paid an annual fixed fee per individual to deliver all healthcare services required by that individual), the economic risk of healthcare delivery is shifting from payors to providers. In order to manage this risk, providers must enhance their understanding of treatment costs, variability of costs and cost control and must restructure their processes and organizations to enhance efficiency and accountability. Providers must achieve each of these objectives, while at the same time continuing to demonstrate increasing quality and consistency in healthcare delivery.

     The shifting of risk from payor to provider has also encouraged and accelerated consolidation among healthcare providers. In order to achieve economies of scale, operating efficiencies, and enhanced contracting capabilities, healthcare organizations such as hospitals, primary care and multi-specialty physician groups, laboratories, pharmacies, home health services and nursing homes are integrating horizontally and vertically to create Integrated Delivery Networks (IDNs). The goal of IDNs is to deliver comprehensive healthcare in a cost effective manner and accordingly, their success is dependent on effectively managing and delivering information to the caregivers. As industry consolidation and IDN formations create larger and increasingly far-reaching healthcare organizations, and as the demand for information services is increasingly required to cross multiple points of care, IDNs must place greater focus on information management and business process solutions to control costs, demonstrate quality, measure performance, and increase efficiency.

     Information Technology

     The increased demand for tools to collect, analyze and interpret clinical, operational and financial information rapidly, flexibly and in a technological framework that supports today's diverse healthcare environment is intensifying the reliance of the healthcare industry on IT solutions. As a result, the healthcare industry is rapidly increasing its spending for IT. Expenditures by healthcare industry participants for hardware, software, staff, consulting and other outside IT related services increased an estimated 15.6%, from $7.4 billion in 1993 to $8.5 billion in 1994 according to International Data Corporation. Healthcare IT spending is being driven not only by the heightened need for better management information systems, but also continued price-performance improvements in hardware and software, the ability to develop increasingly user-friendly software applications and the emergence of better application development tools.

     According to DataQuest, expenditures by healthcare industry participants on IT professional services have grown at a compound annual rate of approximately 16.5% from an estimated $2.5 billion in 1994 to an estimated $3.3 billion for 1996. The healthcare IT environment has grown increasingly complex, costly and burdensome as a result of the challenges of deploying new technology, maintaining older systems and meeting staffing requirements in a market with an insufficient pool of qualified IT professionals. At the same time, external economic factors have forced organizations to focus on core competencies and trim work forces. The Company believes that healthcare participants will continue to turn to outside consultants, external management of internal information systems and full outsourcing as a means of coping with the financial and technical demands of information systems management. The Company believes this dynamic is also occurring across other industries as organizations look to external management and outsourcing of their information systems in order to remain focused on their core business.

     Consulting

     The changing business environment has also produced an evolving range of strategic and operating options for healthcare entities, many of which are unfamiliar to an industry that had long operated under a non-aligned, third party payor environment. In response, healthcare participants are formulating and implementing new strategies and tactics, including redesigning business processes and workflows, acquiring better technology and adopting or remodeling customer service and marketing programs. The Company believes that healthcare participants will continue to turn to outside consultants to assist in this process for several reasons: the pace of change is eclipsing their own internal resources and capacity to identify, evaluate and implement the full range of options; consultants enable them to develop better solutions in shorter time frames; and purchasing consulting expertise can be more cost effective. By employing outside expertise, healthcare providers can often improve their ability to compete by more rapidly deploying new processes.

     The healthcare consulting industry is highly fragmented and consists primarily of: (i) larger systems integration firms, including the consulting divisions of the "Big Six" accounting firms, which offer healthcare as one of their specialty areas; (ii) healthcare information system vendors that focus on services relating to the software solutions they offer; (iii) healthcare consulting firms many of whom focus on selected specialty areas, such as strategic planning or vendor-specific implementation; and (iv) other large general management consulting firms that do not specialize in healthcare consulting and/or offer systems implementation. Increasingly, the competitive advantage in healthcare consulting will be gained by those consulting firms which (i) are able to marshal the necessary expertise and resources to offer comprehensive skill sets to clients; (ii) have the strength and consistency of advice along the entire service continuum (from strategy to selection to implementation); and (iii) offer the flexibility to meet the challenges of the rapidly changing healthcare and IT industries.

THE SUPERIOR SOLUTION

     The Company uses its in-depth institutional knowledge of healthcare delivery systems and nationally deployed group of experienced consultants to help clients plan and execute business strategies. The Company offers its clients a continuum of solutions, ranging from strategic planning and operations management consulting, to information system planning, implementation and integration, to interim management and outsourcing. The Company adheres to a central philosophy of structuring a project team for each client and engagement that understands the complexities of the healthcare environment for that particular client and can concurrently address the management and technical ramifications of change and improvement. In structuring an engagement the Company does not impose any preordained program on its clients. Rather, utilizing the professional judgment derived from their years of experience, the Company's consultants work in concert with each client to develop custom-tailored solutions. As each client relationship evolves, the Company's professionals add their experiences to the Company's proprietary databases to accumulate a detailed and intimate understanding of each client and its specific needs. The Company's nationally deployed professionals are aided by instant access, via its proprietary information and communication system (the virtual electronic hallway), to its knowledge and client resource databases and to collaboration with colleagues. This unified-team approach helps to ensure high quality, consistent and geographically seamless client service.

     The Company's services integrate many diverse facets and constituencies of the healthcare industry. Through its strategic consulting, the Company brings together the healthcare and business relationships required to establish and maintain efficient and collaborative healthcare delivery networks. Through its operations management consulting, the Company links the needs and optimizes the contributions of clinical, information and management personnel. Through its value-added information systems implementation and integration consulting, the Company forges a link between healthcare information systems vendors and their customers by helping each group maximize the potential of existing technology. The Company also provides a bridge between existing and emerging technologies by supplying vendors with needed knowledge to develop innovations focused on the changing needs of the marketplace and by assisting healthcare industry participants to assess the relative merits and risks of selecting and implementing new technologies. The Company also helps its clients take advantage of the opportunities presented by budding technologies such as the internet and intranet, local and wide area communication networks, telemedicine and document imaging solutions.

     To ensure that its clients receive the optimal strategic, operational and/or IT solution for their business needs, the Company implements solutions that are unbiased to specific organizations, hardware or software vendors. The Company offers an objective assessment of the advantages and disadvantages of each particular strategic, operational and/or IT solution, including packaged software applications, platforms and operating systems. Through its unbiased solutions, the Company can take a flexible approach to its clients' business problems and provide them with the best solution.

BUSINESS STRENGTHS

     The Company believes that the following factors have been of principal importance in its ability to distinguish itself from its competitors and to achieve its present position as a leading provider of consulting services to the healthcare industry.

     Extensive Healthcare Focus. The Company believes its focus on management and IT consulting for the healthcare industry allows it to offer a comprehensive set of services and solutions anchored by in-depth knowledge of the healthcare industry and a detailed understanding of each client's particular business environment and market dynamics. This enables the Company, in contrast to many of its competitors, to be a single source provider of a full array of healthcare consulting services while maintaining the advanced skill sets offered by its 13 specialty practice groups. In response to the rapidly changing nature of the healthcare and IT industry, the Company regularly evaluates emerging trends and innovations in these industries in an effort to enhance and expand its services and practice groups.

     Proprietary Information and Communication System ("The Electronic Hallway"). The Company has made substantial investments in proprietary information and communications systems which the Company's consultants use on a daily basis to successfully and efficiently complete engagements. These proprietary systems, which were developed and are maintained by Unitive, provide the Company's nationally deployed consultants with real-time access to product and industry information, client resource databases, and each consultant's skills inventory and near term schedules. The Company's communications and information systems create a virtual "electronic hallway" in which consultants can collaborate by means of daily, individual and group communication across the breadth of the Company's national network of expertise. The Company's system also includes access to a proprietary IT diagnostic and planning system, as well as to consultant time-management, billing, financial tracking and client resource databases.

     Recognized Expertise. The Company believes that its healthcare specialization, strong industry presence, history of successful engagements and the expertise of its healthcare consultants, who average over 16 years of healthcare and IT experience, distinguish the Company from its competitors. The Company's staff consists of experienced consultants specializing in one or more areas of healthcare and/or information technology. The Company's recruiting policy focuses exclusively on attracting and retaining highly experienced professionals, many of whom come from senior levels of management within the healthcare industry. Many of the Company's consultants are recognized experts in their fields and publish and lecture frequently, keeping the Company's name at the forefront of emerging issues in healthcare consulting.

     Superior Culture, Recruiting and Training. The Company believes its unique culture is central to its ability to successfully recruit and retain new personnel to the Company team. The Company has built a unique corporate culture based upon geographically seamless communication (fostered by its electronic hallway) and a motivational and interactive work environment that features extensive professional development opportunities and productivity incentives.

     Expertise With Major Healthcare Information Systems. The Company has substantial expertise with the information systems developed by numerous healthcare information system vendors, including the products developed by such leaders in the field as SMS, HBOC and Cerner Corporation. The Company's experience with these products has enabled it to attain significant revenues from a variety of projects such as planning, selection, management, process design and implementation of these products. The Company's widespread knowledge of multiple healthcare information systems allows it to select and implement the best available solution for each client and adapt its service offerings as healthcare information technology evolves.

GROWTH STRATEGY

     The Company's goal is to be the preferred or single source provider of a wide range of healthcare consulting and information management services, including outsourcing. The Company's strategy to achieve this goal includes the following elements:

     Leverage Existing Client Base. The Company has served over 600 clients across a broad cross-section of the healthcare industry. From January 1, 1995 through June 30, 1996, the Company worked for over 280 healthcare clients on over 850 engagements. The Company believes that its long-term relationships and in-depth knowledge of its client's needs provide it with significant advantages over its competitors in marketing additional services and winning new engagements. In each of the last three completed fiscal years, the Company's revenues from clients served in the prior year were at least 70% of total revenues. The Company believes its long term client relationships and ability to address clients' needs with a multidisciplinary, unified team approach provides the opportunity to continue as the preferred provider of a broad range of solutions for existing clients.

     Expand Client Base and Intensify Geographic Presence. By emphasizing the provision of high quality, comprehensive healthcare consulting services, the Company has consistently expanded its base of clients. From January 1995 through June 1996, the Company added approximately 145 new healthcare industry clients and performed approximately 300 healthcare consulting engagements for such clients. The Company intends to continue to leverage its IT capabilities and expertise to expand the number of engagements it performs. The Company believes that the integration of its consultant team through the electronic hallway allows for further geographic expansion while minimizing additional office overhead. The Company maintains formal branch offices in five U.S. cities and has served clients located in over 40 states. The Company plans to intensify its local presence in targeted markets which it believes offer the best prospects for growth.

     Enhance and Add Practice Areas; Pursue Outsourcing Opportunities. The Company regularly evaluates emerging trends and innovations in the healthcare and IT industry and their potential impact on and acceptance by healthcare participants. Based on these evaluations, the Company augments its existing practice areas and adds new services to enhance its ability to support clients' evolving needs. In 1996, the Company added network design and installation and outsourcing to its established National Practice Areas. The Company intends to expand its engagements in healthcare information systems management by offering a flexible program of services ranging from interim management to personnel acquisition and facilities management to total outsourcing.

     Pursue Strategic Acquisitions and Alliances. The Company believes that significant acquisition opportunities exist due to the highly fragmented nature of the healthcare consulting industry. The Company intends to expand its geographic presence, industry expertise and technical scope through strategic acquisitions and alliances with companies that provide additional and/or complementary products, services or skills or have strategic client relationships. The Company believes that its information and communication system will help assimilate the personnel and technology of companies it may acquire.

     Expand Unitive. The Company intends to increase Unitive's business and market presence through a combination of entry into new geographic markets, selective acquisitions and provision of outsourcing services to organizations that are presently underserved. In addition, Unitive intends to leverage its existing client relationships to expand consulting and service opportunities to the business partners, vendors and healthcare industry participants of existing clients for workgroup, client/server and internet/intranet solutions and training.

SERVICES

     The Company offers its clients a comprehensive continuum of healthcare consulting services, from helping the client define its vision, to strategic planning, selection of appropriate solutions, implementation and on-going management. The Company offers custom-tailored solutions at the appropriate points of this continuum based on an assessment of the client's needs. The Company offers services in the following three broadly defined categories:

     Information Technology Consulting. The Company provides high quality services in developing long term IT strategy through selection of technology and products, systems implementation, integration and management, and contract negotiation. Although the vast majority of the Company's consultants have a wide variety of skills, the majority have concentrated capabilities in the IT area.

     Strategic Planning and Management Consulting. The Company's management consulting services include such focus areas as strategic planning, analysis of current industry and competitive conditions, formation of physician-hospital alliances, mergers and affiliations, multi-specialty group practice formation, IDN formation, financial advice and establishment of managed care organizations.

     Operations Consulting. The Company provides business process redesign and operations improvement as methods to help clients eliminate organizational redundancy, reduce cost and implement changes in the areas of patient care, administrative services, quality management, finance, physician support and nursing. The Company can provide executive and staff education, interim management and operational assistance and offers a comprehensive program for information systems outsourcing.

     In order to offer its clients a depth of proficiency and experience the Company organizes its services by its 13 National Practice Areas which work together synergistically to serve its clients, many of whom have consulting needs in multiple areas. The National Practice Areas operate in conjunction with the Company's client relationship executives who coordinate how the Company's specialty areas can work together to achieve optimum productivity and cost effectiveness. The Company has developed methodologies for delivering these skills in a consistent, coordinated manner, either as a full project team, a joint client-consultant or joint vendor-consultant project team, selected expertise or as part of a seminar or workshop.

     Set forth below is a list of the healthcare consulting services and skills offered by the Company:

--------------------------------------------------------------------------------------------------
          CATEGORY                                DESCRIPTION OF SERVICES
--------------------------------------------------------------------------------------------------
    INFORMATION SYSTEMS
    CONSULTING
                             - Strategic information system planning, budgeting, development and implementation
                             - Systems and departmental audits and assessments
                             - Interim management and facilities management
                             - Outsourcing
                             - Executive Planning Systems (EPS)
                             - Executive and technical education and end user training
                             - Legacy system maximization
                             - Unbiased product selection and vendor negotiation
                             - Applications testing and quality assurance
                             - System implementation and integration, including products of
                               SMS, Cerner, HBOC and others
                             - Network and client-server planning and design
                             - Imaging system feasibility studies, design and implementation
--------------------------------------------------------------------------------------------------
    STRATEGIC AND
    OPERATIONS MANAGEMENT
    CONSULTING
                             - Strategic and tactical planning
                             - Collaboration strategies, mergers, acquisitions and
                               affiliations
                             - Executive and departmental interim management
                             - Operational and executive assessment
                             - Re-engineering and business process improvement and redesign
                             - Project management
                             - State and local comparative data analysis/benchmarking
                             - Decision Support and Executive Information Systems (DSS/EIS)
                             - Computerized patient record (CPR) planning and implementation
                             - Productivity and quality improvement
                             - Payor and customer surveys and profiles
                             - Market and competitive landscape research and analysis
--------------------------------------------------------------------------------------------------
    INTEGRATED DELIVERY
    NETWORK (IDN)
    CONSULTING
                             - IDN planning and development
                             - Managed care seminars and retreats
                             - Managed care organization development--physician partnerships,
                               PHOs and MSOs
                             - Network formation planning
                             - Market analysis and business planning
                             - Managed care contracting strategies
                             - Insurance company partner selection
                             - Community health information network planning and development
                             - Capitation and risk contracting
                             - Case management/utilization management
                             - Managed care systems assessment, evaluation and implementation
                             - Medicare and Medicaid risk contracting
                             - Purchasing and Materials Management
                             - System Implementation
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
          CATEGORY                                DESCRIPTION OF SERVICES
--------------------------------------------------------------------------------------------------
    HEALTH INFORMATION
    MANAGEMENT CONSULTING    - Medical Records Department review/utilization review
                             - Health information network planning and development
                             - Clinical data repositories/longitudinal patient records
                             - Interim management
                             - Coding and grouping
--------------------------------------------------------------------------------------------------
    FINANCIAL CONSULTING
                             - Revenue enhancement
                             - Business Office review
                             - Revenue cycle management/cash acceleration
                             - Interim management
                             - System implementation support
                             - Accounts management, including admissions, billing and
                               collections
                             - Reimbursement analysis/charge capture analysis
                             - Diagnostic review
                             - Capital and financial planning
--------------------------------------------------------------------------------------------------
    CLINICAL CONSULTING
                             - Patient care and nursing care system design
                             - Clinical systems implementation
                             - Patient-focused care planning
                             - Clinical workflow analysis and reengineering
                             - Information systems selection and implementation
                             - Interim management
                             - Clinical benchmarking
                             - Quality measurement and outcomes management
                             - Clinical protocol and pathway development
                             - Laboratory operation/information management consulting services
                             - JCAHO compliance
--------------------------------------------------------------------------------------------------
    AMBULATORY PRACTICE
    MANAGEMENT CONSULTING
                             - Operations assessment and re-engineering
                             - Systems selection and implementation
                             - Practice revenue analysis
                             - Facilities management
--------------------------------------------------------------------------------------------------

CLIENT SOLUTIONS

     Examples of the Company's engagements, which are representative of the nature of its services and client relationships, are set forth below:

     Comprehensive Systems and Operational Integration. An East Coast IDN has engaged the Company to assist with more than 143 specific projects over the past five years. In 1991, the Company assisted with an HBOC installation and the Company was subsequently engaged to provide consulting on a range of systems and operational issues affecting the IDN. These included operational review and redesign of information services, emergency services and oncology departments; implementation and provision of technical support for MediPac, 3M, FileNet, and SMS INVISION, SIGNATURE and SoftMed systems; assistance with system selections, contract review; and cost/benefit analysis for imaging technology, clinical information systems, and managed care information systems. The Company also participated in financial consulting engagements for the IDN and assisted with consolidated business office planning, use of advanced technology, interim management, policy and procedure development, patient accounting system training, and diagnosis related grouping costing and revenue enhancement.

     Strategic Planning and Implementation. A Midwestern community hospital engaged the Company to develop a multi-year process to re-engineer hospital functions including information systems, medical staff and management operations. The Company evaluated current systems, conducted interviews of the hospital's key management, implemented a total quality management program and facilitated a five-year hospital-wide business and information systems strategic plan. The Company also conceived, designed and implemented an affiliation plan for the hospital in order to define business opportunities and objectives and reporting requirements, and to expand the hospital's market area. As a result of the joint efforts of the hospital and the Company, the hospital entered into an affiliation with a major healthcare network; reorganized its senior management structure with assistance from an interim chief operating officer, interim chief information officer, interim vice president of nursing, and interim finance department manager supplied by the Company; completed reengineering of existing systems; and expanded information systems applications for clinical and physician networking capabilities. The Company spearheaded the reengineering of the patient care model, redefining nurse management, clinician roles, responsibilities and interactions with information systems functions. This process included labor relations, organizational transition and on-going quality assurance and education. The Company also assisted with operational projects to reengineer the hospital's medical records, finance, patient accounting and other departments.

     Long-Term Engagement. Since it first engaged the Company 11 years ago, a West Coast university-based healthcare system has enlisted the Company for a wide range of services. The Company provided long range systems planning, selection and implementation of a healthcare information system, including project management for approximately 35 system customizations. The Company managed the design and implementation of an interface between the disparate information systems of two affiliated facilities, and facilitated the integration of those information systems into other systems within the University's healthcare system. In connection with this implementation, the Company also assisted with training services. In addition, the Company helped to implement the university's operational improvement program and to develop a long-term strategy to enhance administrative and clinical information access throughout the university and to reduce costs in targeted departments while improving medical service delivery. The Company's consultant team was later engaged to conduct operational analyses in the medical records, patient financial services and patient admission services departments. The Company is currently analyzing the business process for ancillary departments in order to assist with the implementation of a new physician order entry system.

     Complex Strategic, Operational and Clinical Projects. A large Midwestern IDN engaged the Company to assist in providing strategic and operational guidance. The Company was first engaged to provide technical assistance and then to help with several projects related to the integration of the IDN's healthcare system, including selection of a managed care systems service bureau and planning and initiating the operations of a large, multi-specialty ambulatory care facility. The Company further assisted the client in the implementation of various information systems that will be linked to an existing, state-wide community health information network; provided an information base of integrated delivery system models for the IDN's physician organization and its compensation arrangements; and identified prospective purchasers of the IDN's benefit plan. The Company also worked with the IDN's laboratory facility to write and revise policies and procedures and to help implement operational changes and advised the laboratory facility on meeting compliance standards for the College of American Pathologists and Joint Commission on the Accreditation of Healthcare Organizations, and obtaining Food & Drug Administration and Health Care Financing Administration accreditation.

INFORMATION SYSTEM EXPERIENCE

     In order to provide its clients with a comprehensive source for healthcare IT services and capabilities, the Company seeks to maintain a consultant base that is experienced with a wide mix of established and emerging information systems and technologies. The experience of the Company's consultants is derived from a combination of work for Company clients as well as experience gained prior to joining the Company. The Company's consultants have evaluation, implementation, operational or other experience with one or more healthcare information systems or technologies offered by over 90 information system vendors.

UNITIVE

     Unitive provides IT consulting services, primarily Lotus Notes groupware applications and tool development and workgroup system management, to companies in numerous industries that seek solutions to intra-and inter-company workgroup information and communications problems. Unitive assists clients in planning and implementing large-scale groupware deployments, establishing protocols (including security conventions, user interfaces, naming conventions and coding efficiency protocols), developing methodologies for rapid applications, defining administrative procedures, training and establishing intranet and internet solutions. In addition, Unitive offers its "Quickstart" databases which are a set of 14 production-ready Lotus Notes applications that were developed by Unitive for immediate use or to be used as a starting point for custom application development. Unitive also offers applications outsourcing, whereby Unitive will run client applications on servers located at Unitive's own facilities. Unitive's successful work with Lotus Notes groupware solutions places it in the top tier of Lotus-designated Business Partners leveraging product sales and number of certified professionals, qualifying Unitive for designation as a Premium Lotus Business Partner in 1995 and in 1996. In 1995 and the six months ended June 30, 1996 Unitive accounted for 6.8% of the Company's revenues.

     Client Solution. The Chrysler SCORE project, Unitive's largest external engagement to date, involves unique opportunities for Unitive but is also representative of Unitive's service capabilities. Unitive is engaged by Chrysler Corporation to assist with a Lotus Notes workgroup implementation of the Chrysler SCORE (Supplier Cost Reduction Effort) initiative. Under the SCORE system, each Chrysler supplier is required to submit cost reduction proposals and each is ranked by the number of "SCORE Points" gained through successful cost-reduction activities. In addition, Unitive is assisting in the link-up of the approximately 2,500 suppliers to the SCORE System via Lotus Notes. The Company believes that Unitive's role in this large program gives it a distinct advantage and opportunity to provide IT consulting, management and outsourcing to the present and future suppliers in this Chrysler program.

SUPERIOR EMPLOYEES

     The Company believes that one of its key strengths lies in its ability to attract, develop, motivate and retain a talented, creative and highly skilled work force of senior-level professionals who are specialists in one or more areas of healthcare and/or information technology. The Company's healthcare consultants are highly experienced, with an average of over 16 years of healthcare and IT experience. Many of the these consultants have established their credentials as healthcare executives and senior management of healthcare entities, business office managers, medical records administrators, nurse administrators, nurses, hospital admissions directors, and information management and information systems technical personnel. As of August 2, 1996, the Company employed over 280 employees, of whom over 235 were consultants.

     The Company believes it has a unique corporate culture built upon open communication across geographic regions and practice areas (fostered by the Company's proprietary information and communications system) and a motivational and interactive work environment that features extensive professional development opportunities and productivity incentives.

     Through the establishment of its Superior Institute, the Company has developed a comprehensive training and ongoing education program, currently offering 18 courses to guide its professionals through a progression of skill enhancement programs. As part of this effort, the Company provides training curricula in new trends in healthcare, information technology and business management. An integral part of the on-going education process at the Company takes place through its proprietary information and communications system. This allows the Company's consultants to continue to upgrade their skills while remaining deployed in the field. In addition, the Company has developed an employee orientation program that features a sophisticated presentation to provide new employees with a comprehensive understanding of the Company's structure and approach to healthcare consulting. The Company also maintains a formal and active network of former employees; these alumni provide expertise on projects, introduce the Company to new client leads, and, in several cases, have returned to the Company from experiences elsewhere in the healthcare industry.

SALES AND MARKETING

     The Company's business development efforts are based upon a highly organized, company-wide, consistent approach. All personnel are trained and reinforced in the Company's marketing methods and philosophy, and are encouraged to identify, develop and pursue client service opportunities. The Company's marketing efforts are directed by senior management, practice area leaders and strategic service group leaders, who focus on client development strategies, geographic market penetration and cross-selling new and existing clients. Business development is an integral part of the formal responsibilities at all levels of the Company's management, including its National Practice Area leaders, and the Company sets business development goals on both a departmental and individual basis.

     The Company's business development efforts focus primarily on identifying key decision makers in the healthcare industry, determining the value to be provided to each potential client and then managing the sales process to completion through a sophisticated client resource database, developed and maintained by Unitive. Each potential client lead is entered into the database, and that profile is updated for subsequent developments and information throughout the entire life of the Company's relationship with the potential client, as well as after a client retains the Company for services. At any given time, numerous Company professionals are active in the development of business from either a new or existing client, and the client resource database enables all Company personnel to access up-to-date information on the Company's efforts with respect to a client or client prospect, identifies other Company contacts with that client, and highlights the particular needs expressed by the client to date.

     In addition, the Company relies upon its reputation in the marketplace, the personal contacts and networking of the Company's professionals, direct industry marketing programs, trade shows, and the industry presence maintained by Company professionals to enhance its business development efforts. The Company's marketing efforts are enhanced by its presence within the healthcare industry by virtue of its employees' speaking engagements and publications on topics affecting healthcare. Since January 1, 1995 the Company's healthcare consultants have published over 40 articles on current and emerging topics in healthcare information and management and have participated in over 40 external speaking engagements and presentations to industry associations and client audiences.

     The Company operates its healthcare consulting business through a combination of its national presence, regional relationships and its 13 National Practice Areas. Each National Practice Area offers a selected variety of the Company's healthcare consulting services and often two or more of these areas work synergistically to provide solutions to clients. Each area is managed by a National Practice Area leader who has profit and loss responsibility for the specific area and is responsible for its growth. As the Company adds to its services through internal growth and acquisition, it will evaluate adding new practice areas or augmenting the services of its existing National Practice Areas. The Company actively markets the subject-matter expertise of its National Practice Areas through the focus of its Strategic Services Groups. Each Strategic Services Group is responsible for developing and enhancing knowledge of local regulation and market factors, as well as developing and nurturing knowledge of and relationships with specific client organizations. The Company then combines the expertise of its National Practice Areas to form solutions that are responsive to local conditions and of value to specific clients.

     The Company provides a compensation system designed to foster an active focus at all levels within the organization on growth and business development from a company-wide perspective. Group leaders and other middle management earn incentive compensation on a monthly basis and on an annual basis based on group performance goals. Senior management earns incentive-based compensation based on company-wide performance goals.

COMPETITION

     The market for the Company's services is highly fragmented, highly competitive and is subject to rapid change. The Company believes that it currently competes principally with systems integration firms, national consulting firms, including the consulting divisions of the "Big Six" accounting firms, information system vendors, service groups of computer equipment companies, facilities management companies, general management consulting firms and regional and specialty consulting firms. Many of the Company's competitors have significantly greater financial, technical and marketing resources than the Company, generate greater revenues and have greater name recognition than the Company. Moreover, those competitors that sell or license their own software may in the future attempt to limit or eliminate the use of third party consultants, such as the Company, to implement and/or customize such software. In addition, vendors whose systems may enjoy wide market acceptance and large market share could enter into exclusive or restrictive agreements with other consulting firms which could eliminate or substantially reduce the Company's implementation work for those systems. There are relatively low barriers to entry into the Company's markets, and the Company has faced and expects to continue to face additional competition from new entrants into its markets. In addition, combinations and consolidations in the consulting industry will give rise to larger competitors, whose relative strengths are impossible to predict. The Company also competes with its clients' internal resources, particularly where these resources represent a fixed cost to the client. This internal client competition may heighten as consolidation of healthcare providers creates organizations large enough to support internal information management capabilities. See "Risk Factors -- Competition."

     The Company believes that the principal competitive factors in its market include reputation, industry expertise, project management expertise, price, quality of service, responsiveness and speed of implementation and delivery. There can be no assurance that the Company will be able to compete effectively on pricing or other requirements with current and future competitors or that competitive pressures faced by the Company will not cause the Company's revenue or operating margins to decline or otherwise materially adversely affect its business, financial condition and results of operations.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

     The Company's success is in part dependent upon its proprietary internal information and communications systems, databases, tools and the methods and procedures that it has developed specifically to serve its clients. In addition, Unitive has and will continue to develop proprietary groupware tools and applications. The Company has no patents; consequently, it relies on a combination of non-disclosure and other contractual arrangements and copyright, trademark and trade secret laws to protect its proprietary systems, information, and procedures. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of such rights or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its proprietary rights. The Company believes that its systems and procedures and other proprietary rights do not infringe upon the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims against the Company in the future or that any such claims will not require the Company to enter into materially adverse license arrangements or result in protracted and costly litigation, regardless of the merits of such claims. See "Risk Factors -- Limited Protection of Proprietary Systems and Procedures."

FACILITIES

     The Company's headquarters is located in approximately 35,000 square feet of leased office space in Southfield, Michigan. Superior also leases an aggregate of approximately 8,000 square feet of additional office space in Clearwater, Florida; Atlanta, Georgia; Dallas, Texas; and Walnut Creek, California. The Company believes that its facilities are adequate for its current needs and that additional facilities can be leased to meet future needs.

LEGAL PROCEEDINGS

     The Company is not subject to any pending material litigation.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors and their respective ages as of August 31, 1996 and positions are as follows:

               NAME                   AGE                         POSITIONS
-----------------------------------   ---    ---------------------------------------------------
Richard D. Helppie, Jr.(1).........   40     President, Chief Executive Officer and Chairman of
                                             the Company
Charles O. Bracken.................   47     Executive Vice President of Superior
Robert R. Tashiro..................   40     Senior Vice President and Chief Operating Officer
                                             of Superior
James T. House.....................   35     Vice President-Finance, Treasurer and Secretary of
                                             the Company
Kenneth T. Boone...................   40     President and Chief Operating Officer of Unitive
Reginald M. Ballantyne III.........   52     Director
Bernard J. Lachner(1)(2)...........   68     Director
Douglas S. Peters..................   52     Director
Richard P. Saslow(2)...............   49     Director
Donald W. Simborg, M.D.(1).........   55     Director

-------------------------
(1) Member of the Compensation Committee of the Board of Directors

(2) Member of the Audit Committee of the Board of Directors

     Richard D. Helppie, Jr. has served as Superior's President and Chief Executive Officer since he founded Superior in May 1984. Mr. Helppie also founded Unitive Corporation and currently serves as Unitive's Chairman and Chief Executive Officer. Mr. Helppie also serves as Chairman and Chief Executive Officer, and is a Director, of the Company. Mr. Helppie has more than 20 years of experience in the healthcare and information systems industries.

     Charles O. Bracken joined Superior in March 1987 as Executive Vice President. Mr. Bracken has more than 25 years of experience in the healthcare and information systems industries. Prior to joining Superior, Mr. Bracken spent three years as vice president of marketing of a healthcare software firm, preceded by 10 years of related experience, most recently as chief information officer of a multi-hospital corporation. Mr. Bracken has also served as a board member for the Center for Health Information Management.

     Robert R. Tashiro joined Superior in 1985 as a Systems Consultant. He was appointed Vice President in 1990, Senior Vice President in 1992 and Chief Operating Officer in June 1996. Mr. Tashiro has more than 17 years of experience in the information systems industry and more than 11 years of experience in the healthcare industry. Prior to joining the Company, Mr. Tashiro served as an Information Systems Department project manager at Kettering Medical Center. Prior to that, Mr. Tashiro worked for EDS.

     James T. House joined Superior in 1988 as its Controller. Since that time, he has held various positions with the Company and is currently the Vice-President--Finance of Superior and the Chairman of Unitive's finance committee.

     Kenneth T. Boone joined Unitive and Superior in March 1993 as Chief Information Officer. He served in this role for both companies until 1995 when he became President and Chief Operating Officer of Unitive. From July 1992 to March 1993, Mr. Boone served as President of Boone Engineering Services, Inc. From January 1987 to July 1992, Mr. Boone was employed by Lotus Development Corporation, and served as District Sales Manager during the last two years of his tenure.

     Reginald M. Ballantyne III has served as a Director of the Company since August 1996. Mr. Ballantyne has served on Superior's advisory council since 1995. He has served as the President of PMH Health Resources, Inc. since 1984. Prior to that, Mr. Ballantyne served as President of Phoenix Memorial Hospital.

Mr. Ballantyne is the current Chairman-elect of the American Hospital Association ("AHA") and will be the Chairman for the 1997 term. He is also a fellow of the American College of Healthcare Executives ("ACHE"). Mr. Ballantyne has served as a member of the national Board of Commissioners for Joint Commission on the Accreditation of Healthcare Organizations.

     Bernard J. Lachner has served as a Director of the Company since August 1996. Mr. Lachner has served as the chairman of Superior's advisory council since 1993. From July 1972 until his retirement in November 1992, Mr. Lachner served as the Chief Executive Officer of Evanston Hospital Corporation. Other directorships include subsidiaries of Allstate Insurance and St. Joseph Health System. Mr. Lachner founded Ohio State University's graduate program in Health Services Administration and served as its first director. He is a fellow in ACHE, and is a past member of its Board of Governors. He has also served as the Chairman of AHA.

     Douglas S. Peters has served as a Director of the Company since August 1996. Mr. Peters has served as the President and Chief Executive Officer of Jefferson Health System since the 1995 merger with Main Line Health System. Previous to that, Mr. Peters served in the same capacity for Main Line. Mr. Peters is also a director with the Philadelphia Contributionship and serves on the Advisory Board of First Union Bank. Mr. Peters is a fellow with ACHE.

     Richard P. Saslow has served as a Director of the Company since August 1996. Mr. Saslow has been practicing business law and commercial litigation with the firm of Butzel Long, PC since January 1991. Prior to that period, Mr. Saslow practiced law with the firm of Butzel, Keidan, Simon, Myers & Graham from 1974 to 1990.

     Donald W. Simborg, M.D. has served as a Director of the Company since August 1996. Mr. Simborg has been the Chief Executive Officer of KnowMed Systems, a software company, since October 1995. In 1994, Dr. Simborg served as a Vice President of Medicus Systems. From 1990 to 1993, he served as Chief Executive Officer for Bell Atlantic Healthcare.

     Executive officers of the Company are elected by, and serve at the discretion of, the Board of Directors. Each executive officer is a full-time employee of the Company, Superior and/or Unitive, as specified above next to their respective names. The Board of Directors currently consists of six members. The Board of Directors is divided into three classes, each of whose members serve for a staggered three-year term. The Board is comprised of two Class I Directors (Messrs. Lachner and Peters), two Class II Directors (Dr. Simborg and Mr. Ballantyne) and two Class III Directors (Messrs. Helppie and Saslow). At each annual meeting of stockholders the appropriate number of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I Directors, Class II Directors and Class III Directors will expire upon the election and qualification of successor directors at the annual meetings of stockholders held in calendar years 1997, 1998 and 1999, respectively. There are no family relationships between any director or executive officer of the Company.

BOARD COMMITTEES

     The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee will be responsible for reviewing with management the financial controls, accounting and audit and reporting activities of the Company. The Committee will review the qualifications of the Company's independent auditors, make recommendations to the Board of Directors regarding the selection of independent auditors, review the scope, fees and results of any audit and review non-audit services and related fees provided by the independent auditors. The Compensation Committee will be responsible for the administration of all salary and incentive compensation plans for the officers and key employees of the Company, including bonuses. The Committee will also administer the Company's Long-Term Incentive Plan.

DIRECTOR COMPENSATION

     Directors who are not officers or employees of the Company are paid a fee of $1,000 for each board meeting attended in person and are reimbursed for travel expenses incurred in connection with attending board and committee meetings. In addition, under the Long-Term Incentive Plan, Directors who are not employees of the Company will receive options to purchase 3,000 shares of Common Stock on the effective date of the registration statement of which this Prospectus forms a part or, if later, upon joining the Board of Directors. Thereafter, each non-employee director will receive an annual grant of an option to purchase 3,000 shares of Common Stock. The options will have an exercise price equal to the fair market value of the Common Stock on the date of grant, and will be fully vested on the date of grant. See "-- Employee Benefit Plans -- Long-Term Incentive Plan." The Company does not currently provide additional compensation for committee participation or special assignments of the Board of Directors.

COMPENSATION COMMITTEE INTERLOCK AND INSIDER PARTICIPATION

     The Compensation Committee was not in existence prior to August 1996. Accordingly, Richard D. Helppie, Jr. had sole responsibility for any and all decisions with respect to executive officer compensation.

ADVISORY COUNCIL

     Superior established its Advisory Council (the "Advisory Council") in 1993. The Advisory Council is a non-governing body currently comprised of five leaders in the healthcare industry who meet periodically to advise Superior on emerging issues and trends in the healthcare field, as well as both strategic planning and potential specialization areas for Superior. Advisory Council members are paid a fee of $1,000 per meeting and $1,500 per calendar year and are reimbursed for travel, lodging and meal expenses incurred in connection with attendance at Advisory Council sessions. Superior intends to continue the Advisory Council following this offering and to maintain its current compensation allowance for its members. Messrs. Ballantyne, Lachner and Peters are currently members of the Advisory Council.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the annual and long-term compensation paid by the Company for services rendered during the fiscal year ended December 31, 1995 for the Company's Chief Executive Officer and the Company's four other executive officers (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                       ANNUAL COMPENSATION(1)
                                               --------------------------------------
                   NAME AND                                            OTHER ANNUAL       ALL OTHER
              PRINCIPAL POSITION                SALARY      BONUS     COMPENSATION(2)  COMPENSATION(3)
---------------------------------------------- --------   ----------  ---------------  ---------------
Richard D. Helppie, Jr., President, Chief
  Executive Officer and Chairman of the
  Company..................................... $477,000   $1,948,448     $      --         $ 9,709
Charles O. Bracken, Executive Vice President
  of Superior.................................  318,000      378,419       150,000           9,709
Robert R. Tashiro, Senior Vice President and
  Chief Operating Officer of Superior.........  176,000      207,162        75,000           9,709
James T. House, Vice President - Finance,
  Treasurer and Secretary of the Company......   80,000       62,145            --           7,198
Kenneth T. Boone, President and Chief
  Operating Officer of Unitive................   90,000       63,500            --           7,975

-------------------------
(1) The Company has entered into agreements, effective as of the closing of this offering through the end of fiscal 1997, with the current three most highly compensated executive officers, Messrs. Helppie, Bracken and Tashiro, which provide these three executives with annual base compensation in the aggregate of $835,000 and annual bonus compensation of up to $75,000 per person, based on the achievement of certain pre-determined performance criteria. These agreements do not apply to amounts paid to these three officers on or prior to the closing of this Offering.

(2) Other annual compensation for Messrs. Bracken and Tashiro represents the difference between the dollar value paid by such persons for shares of Common Stock in 1995 and the fair market value of the shares at the time of sale.

(3) Consists of profit sharing contributions made by the Company on behalf of the Named Executive Officers.

     The following table sets forth certain information with respect to the value of options held at December 31, 1995 by the Named Executive Officers who held options during 1995. The Named Executive Officers did not exercise any options to purchase Common Stock during 1995. However, all of these options will be exercised prior to the offering.

                             YEAR-END OPTION VALUES

                                                              NUMBER OF
                                                          SHARES UNDERLYING           VALUE OF UNEXERCISED
                                                         UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                                           AT YEAR END(#)               AT YEAR END($)(1)
                                                     ---------------------------   ---------------------------
                       NAME                          EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------------------------------  -----------   -------------   -----------   -------------
Richard D. Helppie, Jr.............................        --           --                --          --
Charles O. Bracken.................................        --           --                --          --
Robert R. Tashiro..................................
James T. House.....................................     1,066           --           $11,428          --
Kenneth J. Boone...................................        --           --                --          --

-------------------------
(1) Calculated based on the assumed initial public offering price of $14.00 per share less the exercise price payable for such shares.

EMPLOYMENT RELATED AGREEMENTS

     In connection with the offering, Richard D. Helppie, Jr. will enter into an agreement to limit his aggregate annual compensation to $400,000, consisting of a combination of base salary and bonus, through the end of fiscal 1997. This agreement will become effective upon the closing of this Offering and will not apply to amounts paid to him on or prior to such date.

     In connection with the offering, Charles O. Bracken's existing employment agreement will be amended to provide for an annual base salary of $290,000 and annual bonus of up to $75,000 per year through the end of fiscal 1997. This agreement will become effective upon the closing of this Offering and will not apply to amounts paid to him on or prior to such date. Superior's existing agreement with Mr. Bracken provides for his employment as an Executive Vice President of Superior at an annual base salary of approximately $325,000. Mr. Bracken also participates in Superior's 1996 Executive Vice President Bonus Plan pursuant to which he is eligible to receive monthly and annual base bonuses of $5,000 and $233,000, respectively (which base bonuses are subject to increase or decrease based on the performance of Superior as measured by revenue, profit and certain other criteria as set forth in the respective plans). Under the employment agreement, Mr. Bracken is subject to noncompetition, nonsolicitation and nondisclosure covenants.

     In connection with the offering, Robert R. Tashiro's employment agreement will be amended to provide for an annual base salary of $220,000 and an annual bonus of up to $75,000 per year through the end of fiscal 1997. This agreement will become effective upon the closing of this Offering and will not apply to amounts paid to him on or prior to such date. Superior's existing agreement with Mr. Tashiro provides for his employment as Senior Vice President of Superior at an annual base salary of approximately $200,000. Mr. Tashiro also participates in Superior's 1996 Senior Vice President Bonus Plan pursuant to which he is eligible to receive monthly and annual base bonuses of $3,000 and $175,000, respectively (which base bonuses are subject to increase or decrease based on the performance of Superior as measured by revenue, profit and certain other criteria as set forth in the respective plans). Under the employment agreement, Mr. Tashiro is subject to noncompetition, nonsolicitation and nondisclosure covenants.

     Superior has an agreement with James T. House that provides for his employment as a Vice President of Superior at an annual base salary of approximately $95,000. Mr. House also participates in Superior's 1996 Vice President Bonus Plan pursuant to which he is eligible to receive monthly and annual base bonuses of $3,000 and $70,000, respectively (which base bonuses are subject to increase or decrease based on the performance of Superior as measured by revenue, profit and certain other criteria as set forth in the respective plans). Under the employment agreement, Mr. House is subject to noncompetition, nonsolicitation and nondisclosure covenants.

     Unitive has an agreement with Kenneth T. Boone that provides for his employment as the President and Chief Operating Officer of Unitive at an annual base salary of approximately $125,000. Mr. Boone is also entitled to discretionary bonus compensation based on the attainment of certain objective performance criteria. Under the employment agreement, Mr. Boone is subject to noncompetition, nonsolicitation and nondisclosure covenants.

EMPLOYEE BENEFIT PLANS

     Long-Term Incentive Plan

     The Board of Directors has adopted The 1996 Long-Term Incentive Plan (the "Long-Term Incentive Plan"). The Long-Term Incentive Plan is designed to enhance the long-term profitability and stockholder value of the Company by offering Common Stock, Common Stock-based and other performance incentives to those individuals who are key to the growth and success of the Company, to attract and retain experienced executives and to align executives' economic incentives with the Company's stockholders.

     The Long-Term Incentive Plan is administered by the Compensation Committee, which, except for the formula program (the "formula program") noted below for non-employee directors, has exclusive authority to grant awards under the Long-Term Incentive Plan and to make all interpretations and determinations affecting the Long-Term Incentive Plan. The Compensation Committee has the discretion to determine the individuals to whom Awards (as defined below) are granted, the amount of such Award, any applicable vesting schedule and other terms of any Award.

     Participation in the Long-Term Incentive Plan is limited to employees, consultants, advisors and independent contractors of the Company and its subsidiaries who are selected from time to time by the Compensation Committee. In addition, non-employee directors automatically participate in the formula program. Awards under the Long-Term Incentive Plan may be in the form of stock options (including both incentive stock options that meet the requirements of Section 422 of the Internal Revenue Code and nonqualified stock options), stock awards, restricted stock grants, stock appreciation rights ("SARs") and performance awards (collectively, "Awards"). Any Award issued under the Long-Term Incentive Plan that is forfeited, expired, cancelled or terminated prior to exercise will again become available for grant under the Long-Term Incentive Plan.

     The Long-Term Incentive Plan also includes the directors formula program. The formula program provides for the automatic grant of vested options to purchase shares of Common Stock to non-employee directors of the Company. See "Management -- Director Compensation."

     The maximum number of shares of Common Stock which may be issued and sold under the Long-Term Incentive Plan is 900,000 shares. The Company expects to grant options to purchase approximately 270,000 shares of Common Stock in connection with this offering at an exercise price per share equal to the initial public offering price. Other than the director formula option plans, the initial options will vest 20% per year on the first through fifth anniversaries of the date of grant. A total of 110,000 such shares will be granted to the Named Executive Officers as follows: Helppie: 30,000; Bracken: 30,000; Tashiro:
30,000; and House: 20,000. In the event of any stock dividend, stock split, recapitalization, merger, other change in the capitalization of the Company or similar corporate transaction or event affecting the Common Stock, the Compensation Committee may make appropriate adjustments to the Awards. The Company may also accelerate the timing of the exercise of any Awards or cancel any Award and provide instead for the payment to the participant in cash of the economic value of the Award at the time of cancellation.

     401(k) Savings Plan

     The Company maintains the Superior Consultant Company, Inc. 401(k) Profit Sharing Plan, a defined contribution retirement plan with a cash or deferred arrangement as described in Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). The 401(k) Plan is intended to be qualified under Section 401(a) of the Internal Revenue Code. All employees of the Company, Superior and Unitive who have completed one year of service and have attained age 21 are eligible to participate in the 401(k) Plan on the first day of the month coinciding with or following the date on which they satisfy the eligibility criteria. The 401(k) Plan provides that each participant may make elective contributions of from 1% to 15% of his or her compensation, subject to statutory limits. The Company may make a discretionary contribution, to the Plan. Under the terms of the 401(k) Plan, allocation of the discretionary contribution is integrated with Social Security, in accordance with applicable nondiscrimination rules under the Internal Revenue Code.

                              CERTAIN TRANSACTIONS

     In April, 1995, Superior loaned Mr. Bracken $500,000, evidenced by a term promissory note, bearing interest at 7.71% per annum. The note provides for equal annual payments of principal and interest of $50,000, payable on December 31 of each year beginning December 31, 1995 with the entire unpaid principal balance due on December 31, 2014. Mr. Bracken used the proceeds of such loan to purchase shares of Common Stock, and the note is secured by a pledge of such shares under a pledge agreement dated April 20, 1995. In connection with the Offering, and in exchange for the release of the shares from the lien of the pledge agreement, the pledge agreement and the note are being amended to provide for personal recourse to Mr. Bracken on the note and for acceleration, at the option of the Company, of the entire outstanding indebtedness under the Note in the event that Mr. Bracken's employment with the Company is terminated. The largest amount of indebtedness outstanding under such note during fiscal 1995 was $500,000 and as of September 1, 1996 was $477,000.

     In April, 1995, Superior loaned to Mr. Tashiro $250,000, evidenced by a term promissory note, bearing interest at 7.71% per annum. The note provides for equal annual payments of $25,000, payable on December 31 of each year beginning December 31, 1995 with the entire principal balance due on December 31, 2012. Mr. Tashiro used the proceeds of such loan to purchase shares of Common Stock and the note is secured by a pledge of such shares under a pledge agreement dated April 20, 1995. In connection with the Offering, and in exchange for the release of the shares from the lien of the pledge agreement, the pledge agreement and the note are being amended to provide for personal recourse to Mr. Tashiro on the note and for acceleration, at the option of the Company, of the entire outstanding indebtedness under the Note in the event that Mr. Tashiro's employment with the Company is terminated. The largest amount of indebtedness outstanding under such note was $250,000 during fiscal 1995 and as of September 1, 1996 was $238,000.

     In September, 1995, The Richard D. Helppie, Jr. Trust, of which Mr. Helppie is Trustee, loaned Unitive $200,000, evidenced by a term promissory note bearing interest at 8.75% per year. The outstanding principal balance of $73,000 is expected to be repaid by Unitive on or before the consummation of the offering.

     In connection with this offering the Company will enter into a tax indemnification agreement with the current shareholders of Superior which provides for, among other things, the indemnification of each such shareholder for any losses or liabilities with respect to any additional taxes (including interest, penalties and legal fees) and the repayment to the Company of any amounts received as refunds, resulting from the Superior's operations during the period in which it was an S corporation. Management believes that the Company's maximum exposure pursuant to this agreement is not material.

     The Company anticipates that in the future it will charter aircraft from Clearwater Aviation, Inc., of which Mr. Helppie is sole stockholder. Payments under this arrangement, which will be at or below market rates, are anticipated to be between $150,000 and $250,000 in fiscal 1997. This arrangement is subject to approval by a majority of the independent and disinterested members of the Board of Directors.

     Mr. Saslow, a Director, is a shareholder in the law firm of Butzel Long, PC, Detroit, Michigan. Butzel Long (and its predecessor firms) has been general counsel to Superior since 1985 and Unitive since 1993.

     All future transactions between the Company and any of its officers, directors and principal stockholders or their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of July 31, 1996, and as adjusted to reflect the sale of the shares offered hereby for: (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each of the Company's directors; (iii) each of the Named Executive Officers; and
(iv) all directors and executive officers of the Company as a group. Unless otherwise indicated in the footnotes to the table set forth below, each person or entity named below has an address in care of the Company's principal executive offices. The Company believes that each person or entity named below has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such holder, subject to community property laws where applicable.

                                                           BENEFICIAL OWNERSHIP    BENEFICIAL OWNERSHIP
                                                           PRIOR TO OFFERING(1)    AFTER OFFERING(1)(2)
                                                           --------------------    --------------------
                                                           NUMBER OF               NUMBER OF
                          NAME                              SHARES      PERCENT     SHARES      PERCENT
--------------------------------------------------------   ---------    -------    ---------    -------
Richard D. Helppie, Jr.(3)..............................   4,042,001     83.6%     4,042,001     57.9%
Charles O. Bracken......................................     439,223      9.1%       439,223      6.3%
Robert R. Tashiro.......................................     219,610      4.5%       219,610      3.1%
James T. House(4).......................................       7,495      *            7,495      *
Kenneth T. Boone........................................      38,576      *           38,576      *
Reginald M. Ballantyne III(5)...........................       *          *            3,000      *
Bernard J. Lachner(5)...................................       *          *            3,000      *
Douglas S. Peters(5)....................................       *          *            3,000      *
Richard P. Saslow(5)....................................       *          *            3,000      *
Donald W. Simborg, M.D.(5)..............................       *          *            3,000      *
All executive officers and directors as a group (10
  persons)(4)...........................................   4,746,905     98.2%     4,761,905     68.2%

-------------------------
 *  Less than 1%.

(1) Applicable percentage of ownership as of July 31, 1996 is based upon 4,836,112 shares of Common Stock outstanding. Applicable percentage ownership after this offering is based upon 6,986,112 shares of Common Stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to the shares shown as beneficially owned. Shares of Common Stock subject to options currently exercisable or exercisable on or before September 29, 1996 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(2) Assumes no exercise of the Underwriters' over-allotment option to purchase up to an aggregate of 157,842 shares of Common Stock from the following Selling Stockholders: The Richard D. Helppie, Jr. Trust (75,000 shares), Charles O. Bracken (50,000 shares), Robert R. Tashiro (25,000 shares), Lawrence H. Cater (6,465 shares) and Gary L. Hammon (1,377 shares). If the Underwriters' over-allotment option is exercised in full, upon completion of this offering Mr. Helppie, Mr. Bracken, Mr. Tashiro, Mr. Cater and Mr. Hammon would beneficially own 3,967,001 shares (55.5%), 389,223 shares (5.4%), 194,610 shares (2.7%), 6,365 shares (less than 1%) and 1,289 shares
    (less than 1%), respectively.

(3) All shares are held by The Richard D. Helppie, Jr. Trust, of which Mr. Helppie is the sole trustee.

(4) Includes 1,066 shares of Common Stock to be issued upon exercise of outstanding options in connection with this Offering.

(5) Includes 3,000 shares issuable upon exercise of options exercisable within 60 days from the date of this Prospectus.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, par value $0.01 per share, and 1,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"). Upon completion of this offering, the Company will have outstanding 6,986,112 shares of Common Stock and no shares of Preferred Stock. As of July 31, 1996, there were eight record holders of Common Stock.

COMMON STOCK

     The holders of Common Stock are entitled to one vote per share for the election of directors and all other matters submitted for stockholder vote, except matters submitted to the vote of another class or series of shares. Holders of Common Stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voting for the election of directors can elect all of the directors if they choose to do so. The holders of Common Stock are entitled to dividends in such amounts and at such times, if any, as may be declared by the Board of Directors out of funds legally available therefor. The Company has not paid any dividends on its Common Stock and does not anticipate paying any cash dividends on such stock in the foreseeable future. See "Dividend Policy." Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all net assets available for distribution to stockholders after payments to creditors. The Common Stock is not redeemable and has no preemptive or conversion rights.

     The rights of the holders of Common Stock are subject to the rights of the holders of any Preferred Stock which may, in the future, be issued. All outstanding shares of Common Stock are, and the shares of Common Stock to be sold by the Company in this offering when issued will be, duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Company's Certificate of Incorporation authorizes 1,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. The Company has no current plans to issue any shares of Preferred Stock.

ANTITAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BY-LAWS AND DELAWARE LAW

     Certificate of Incorporation and By-Laws. The Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that the Board of Directors will be divided into three classes of directors, each class constituting approximately one-third of the total number of directors and with the classes serving staggered three-year terms. The By-Laws provide that only the Chairman of the Board, a majority of the Board of Directors or the stockholders owning at least 50% of the Company's capital stock may call meetings of stockholders and require certain advance notice procedures for nominating candidates for election to the Board of Directors. These provisions of the Certificate of Incorporation and By-Laws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk Factors -- Certain Antitakeover Effects."

     Delaware Takeover Statute. Following the Offering, the Company will be subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
(ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the Long-Term Incentive Plan will be tendered in a tender or exchange offer; or
(iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least
66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Limitation of Liability. As permitted by the Delaware General Corporation Law, the Company's Certificate provides that directors of the Company shall not be personally liable for monetary damages to the Company for certain breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions, or derived an improper personal benefit from their action as directors. This provision would have no effect on the availability of equitable remedies or nonmonetary relief, such as an injunction or rescission for breach of the duty of care. In addition, the provision applies only to claims against a director arising out of his or her role as a director and not in any other capacity (such as an officer or employee of the Company). Further, liability of a director for violations of the federal securities laws will not be limited by this provision. Directors will, however, no longer be liable for monetary damages arising from decisions involving violations of the duty of care which could be deemed grossly negligent.

     Indemnification. The Certificate provides that directors and officers of the Company shall be indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company. The Certificate also authorizes the Company to enter into one or more agreements with any person which provide for indemnification greater or different from that provided in the Certificate. The Company has entered into indemnification agreements with all current members of the Board of Directors and executive officers. The Company believes that these provisions and agreements are desirable to attract and retain qualified directors and officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Harris Trust and Savings Bank, Chicago, Illinois.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for the Common Stock of the Company. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect market prices prevailing from time to time. Furthermore, since certain contractual and legal restrictions on resale described below restrict the ability of the Company and current stockholders of the Company from selling shares of Common Stock, sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

     Upon completion of this offering, the Company will have outstanding an aggregate of 6,986,112 shares of Common Stock. Of these outstanding shares of Common Stock, the 2,150,000 shares of Common Stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 4,836,112 shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act, which are summarized below. Sales of the Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock.

     The Company, all executive officers and directors and all existing holders of Common Stock have entered into contractual "lock-up" agreements providing that, except for (i) granting of options under the Long-Term Incentive Plan;
(ii) the issuance of warrants and options in connection with client agreements and business affiliations and ventures; and (iii) the sale of up to an aggregate of 25,000 shares (in the event such shares are not sold pursuant to the Underwriters' over-allotment option) by certain stockholders to fund the tax impact and the exercise price related to options which will be exercised immediately prior to the offering, neither the Company nor any of such persons will offer, sell, contract to sell or grant any option to purchase or otherwise dispose of any shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock for a period of 180 days after the date of this prospectus without the prior written consent of William Blair & Company, L.L.C. William Blair & Company, L.L.C., in its discretion, may waive the foregoing restrictions in whole or in part, with or without a public announcement of such action. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144 and/or 701, the shares subject to lock-up agreements will not be salable until 180 days after the date of this Prospectus (or earlier with the consent of William Blair & Company, L.L.C.).

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years (including the holding period of any prior owner other than an affiliate of the Company) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock then outstanding (which will equal approximately 69,860 shares immediately after this offering); or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sales provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years (including the holding period of any prior owner other than an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the public information, volume limitation or notice provisions of Rule 144. In both cases, a holder of Rule 701 shares is required to wait until 90 days after the date of this Prospectus before selling such shares.

     The Company intends to file a registration statement on Form S-8 under the Securities Act to register an aggregate of 900,000 shares of Common Stock reserved for issuance under the Company's Long-Term Incentive Plan. See "Management -- Employee Benefit Plans -- Long-Term Incentive Plan." Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the lock-up agreements described above. In conjunction with the closing of this offering, the Company will grant options to purchase 255,000 shares under the Long-Term Incentive Plan to certain key employees and options to purchase 15,000 shares under the directors formula program of the Long-Term Incentive Program.

                                  UNDERWRITING

     The several underwriters named below (the "Underwriters"), for whom William Blair & Company, L.L.C., Donaldson, Lufkin & Jenrette Securities Corporation and Jefferies & Company, Inc., are acting as Representatives ("the Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement between the Company and the Underwriters (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to each of the Underwriters, the number of shares of Common Stock (excluding the over-allotment shares) set forth below opposite their respective names at the initial public offering price per share less the underwriting discount set forth on the cover of this Prospectus.

                                                                              NUMBER OF
                                   UNDERWRITERS                                SHARES
        -------------------------------------------------------------------   ---------
        William Blair & Company, L.L.C. ...................................
        Donaldson, Lufkin & Jenrette Securities Corporation................
        Jefferies & Company, Inc. .........................................

                                                                              ---------
             Total.........................................................   2,150,000
                                                                              =========

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters have agreed to purchase all of the Common Stock offered hereby if any is purchased (excluding shares covered by the over-allotment option granted to the Underwriters therein). In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     The Representatives have advised the Company that the Underwriters propose initially to offer the Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such
price less a concession of not more than $          per share. Additionally, the
Underwriters may allow, and such dealers may reallow, a concession not in excess
of $          per share to certain other dealers. After the initial public offering, the offering price and other selling terms may be changed by the Representatives.

     The Company and the Selling Stockholders have granted to the Underwriters an option, exercisable on one occasion only within 30 days after the date of this Prospectus, to purchase up to an aggregate of 322,500 shares of Common Stock at the same price per share to be paid by the Underwriters for the other shares offered hereby. If the Underwriters purchase any such additional shares pursuant to this option, each Underwriter will be committed to purchase such additional shares in approximately the same proportion as set forth in the table above. The Underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the Common Stock offered hereby. See "Principal and Selling Stockholders."

     The Company, the Company's directors and executive officers and all other current stockholders have agreed, subject to the exceptions described above under "Shares Eligible for Future Sale," not to sell, contract to sell or otherwise dispose of any Common Stock or any securities convertible into or exchangeable for shares of Common Stock or any interest therein for a period of 180 days after the effective date of the Registration Statement of which this Prospectus is a part without the prior written consent of William Blair & Company, L.L.C., except for the Common Stock offered hereby. William Blair & Company, L.L.C., in its discretion, may waive the foregoing restrictions in whole or in part, with or without a public announcement of such action. See "Shares Eligible For Future Sale."

     Prior to this Offering, there has been no public market for the shares of Common Stock. The initial public offering price for the Common Stock will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in such negotiations are prevailing market and economic conditions, revenues and earnings of the Company in recent periods, estimates of the Company's business potential and prospects, the present state of the Company's business operations, an assessment of the Company's management and the market valuation of companies in related businesses which the Representatives believe to be comparable to the Company, among other factors. The Common Stock has been approved for listing on The Nasdaq National Market under the symbol "SUPC." However, there can be no assurance that an active or orderly trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to this offering at or above the initial public offering price.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Representatives have informed the Company that the Underwriters will not confirm, without customer authorization, sales to their customer accounts as to which they have discretionary authority.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Sachnoff & Weaver, Ltd., Chicago, Illinois. Certain legal matters in connection with the offering will be passed upon for the Underwriters by McDermott, Will & Emery, Chicago, Illinois.

                                    EXPERTS

     The Consolidated Financial Statements of the Company as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and in the Registration Statement, have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their report appearing elsewhere herein, and are included in reliance upon such report of such firm given upon their authority as experts in accounting and auditing.

           SUPERIOR CONSULTANT HOLDINGS CORPORATION AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                         PAGE
                                                                                         -----
Report of Independent Certified Public Accountants....................................     F-2
Consolidated Balance Sheets as of December 31, 1994 and 1995 and June 30, 1996
  (unaudited).........................................................................     F-3
Consolidated Statements of Operations for the years ended December 31, 1993, 1994 and
  1995 and for the six months ended June 30, 1995 and 1996 (unaudited)................     F-4
Consolidated Statements of Stockholders' Equity for the years ended December 31, 1993,
  1994 and 1995 and for the six months ended June 30, 1996 (unaudited)................     F-5
Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994 and
  1995 and for the six months ended June 30, 1995 and 1996 (unaudited)................     F-6
Notes to Consolidated Financial Statements............................................     F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
Superior Consultant Holdings Corporation

     We have audited the accompanying consolidated balance sheets of Superior Consultant Holdings Corporation (a Delaware corporation) and Subsidiaries as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Superior Consultant Holdings Corporation and Subsidiaries as of December 31, 1994 and 1995, and the results of their consolidated operations and their consolidated cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          GRANT THORNTON LLP


                                          /s/ Grant Thornton LLP

Detroit, Michigan

July 26, 1996

           SUPERIOR CONSULTANT HOLDINGS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER 31,
                                                                    ----------------     JUNE 30,
                                                                     1994      1995        1996
                                                                    ------    ------    -----------
                                                                                        (UNAUDITED)
                                                                            (IN THOUSANDS)
ASSETS
Current assets
  Cash and cash equivalents......................................   $  215    $  455      $   115
  Accounts receivable (net of allowance for doubtful accounts of
     $49,000 as of December 31, 1994; $279,000 as of December 31,
     1995; and $208,000 as of June 30, 1996).....................    4,112     5,811        7,551
  Prepaid expenses and other current assets......................      115       154          205
                                                                    ------    ------       ------
       Total current assets......................................    4,442     6,420        7,871
Property and equipment, net......................................      630       985        1,260
                                                                    ------    ------       ------
       Total Assets..............................................   $5,072    $7,405      $ 9,131
                                                                    ======    ======       ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Lines of credit................................................   $   --    $   50      $   680
  Accounts payable...............................................      821     1,118        1,046
  Accrued liabilities
     Payroll and withholding taxes...............................    1,162     1,736        1,214
     Commissions.................................................      419       502          461
     Profit sharing..............................................      235       482          762
     Bonuses.....................................................      149       281        2,689
Deferred revenue.................................................      696       638          112
Note payable to stockholder......................................        5       156           73
Income tax payable...............................................       --        --           30
                                                                    ------    ------       ------
       Total current liabilities.................................    3,487     4,963        7,067
Deferred income taxes............................................       --       133          116
Deferred bonuses.................................................       --       448          593
Commitments (Note 8).............................................       --        --           --
Stockholders' equity
  Preferred stock; authorized, 1,000,000 shares of $.01 par
     value; no shares issued or outstanding......................       --        --           --
  Common stock; authorized, 30,000,000 shares of $.01 par value;
     issued and outstanding, 4,058,243 in 1994, 4,777,985 in 1995
     and 1996....................................................       41        48           48
  Additional paid-in capital.....................................       54     1,036        1,775
  Retained earnings..............................................    1,490     1,506          260
  Stockholders' notes receivable.................................       --      (729)        (728)
                                                                    ------    ------       ------
       Total stockholders' equity................................    1,585     1,861        1,355
                                                                    ------    ------       ------
       Total Liabilities and Stockholders' Equity................   $5,072    $7,405      $ 9,131
                                                                    ======    ======       ======

    The accompanying notes are an integral part of the financial statements.

           SUPERIOR CONSULTANT HOLDINGS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                  SIX MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,              JUNE 30,
                                             -------------------------------     -------------------
                                              1993        1994        1995        1995        1996
                                             -------     -------     -------     -------     -------
                                                                                     (UNAUDITED)
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues...................................  $15,559     $19,234     $25,906     $11,921     $16,547
Costs and expenses
  Cost of services.........................    6,802       8,505      12,008       5,552       8,197
  Selling, general and administrative
     expenses..............................    6,200       8,223      10,045       4,672       6,250
  Executive compensation expense...........    1,931       2,445       3,730       1,766       2,600
                                             -------     -------     -------     -------     -------
       Total costs and expenses............   14,933      19,173      25,783      11,990      17,047
                                             -------     -------     -------     -------     -------
       Earnings (loss) from operations.....      626          61         123         (69)       (500)
Interest expense...........................       18          16          16           9          22
Other (income) expense.....................        4         (44)        (74)        (30)        (28)
                                             -------     -------     -------     -------     -------
       Earnings (loss) before income
          taxes............................      604          89         181         (48)       (494)
Income taxes...............................       --          --         165         100          13
                                             -------     -------     -------     -------     -------
       Net earnings (loss).................  $   604     $    89     $    16     $  (148)    $  (507)
                                             =======     =======     =======     =======     =======
Pro forma earnings data (unaudited)
  Earnings (loss) before income taxes,
     as reported...........................                          $   181                 $  (494)
  Adjustment for executive compensation
     expense...............................                            2,670                   2,070
                                                                     -------                 -------
  Pro forma earnings before income taxes...                            2,851                   1,576
  Pro forma income tax expense.............                            1,215                     625
                                                                     -------                 -------
  Pro forma net earnings...................                          $ 1,636                 $   951
                                                                     =======                 =======
  Pro forma net earnings per share.........                          $  0.36                 $  0.20
                                                                     =======                 =======
  Pro forma weighted average number of
     common and common equivalent shares
     outstanding...........................                            4,607                   4,822
                                                                     =======                 =======

    The accompanying notes are an integral part of the financial statements.

           SUPERIOR CONSULTANT HOLDINGS CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                            COMMON STOCK      ADDITIONAL                STOCKHOLDERS'
                                          ----------------     PAID-IN      RETAINED        NOTES
                                          SHARES    AMOUNT     CAPITAL      EARNINGS     RECEIVABLE      TOTAL
                                          ------    ------    ----------    --------    -------------    ------
                                                                     (IN THOUSANDS)
Balance at January 1, 1993.............   3,733      $ 35       $   --       $  797         $  --        $  832
Issuance of common stock...............     325         6           54           --            --            60
Net earnings...........................      --        --           --          604            --           604
                                          ------    ------    ----------    --------    -------------    ------
Balance at December 31, 1993...........   4,058        41           54        1,401            --         1,496
Net earnings...........................      --        --           --           89            --            89
                                          ------    ------    ----------    --------    -------------    ------
Balance at December 31, 1994...........   4,058        41           54        1,490            --         1,585
Net earnings...........................      --        --           --           16            --            16
Issuance of common stock...............     720         7          982           --          (764)          225
Payment on stockholders' notes
  receivable...........................      --        --           --           --            35            35
                                          ------    ------    ----------    --------    -------------    ------
Balance at December 31, 1995...........   4,778        48        1,036        1,506          (729)        1,861
Net loss (unaudited)...................      --        --           --         (507)           --          (507)
Payment on stockholders' notes
  receivable (unaudited)...............      --        --           --           --             1             1
Conversion of undistributed earnings to
  additional paid-in-capital as a
  result of the termination of S
  Corporation status of Superior
  Consultant Company, Inc.
  (unaudited)..........................      --        --          739         (739)           --            --
                                          ------    ------    ----------    --------    -------------    ------
Balance at June 30, 1996 (unaudited)...   4,778      $ 48       $1,775       $  260         $(728)       $1,355
                                          =====     ======     =======       ======     ==========       ======

    The accompanying notes are an integral part of the financial statements.

           SUPERIOR CONSULTANT HOLDINGS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    SIX MONTHS
                                                        YEAR ENDED DECEMBER 31,   ENDED JUNE 30,
                                                        -----------------------   ---------------
                                                        1993    1994     1995     1995     1996
                                                        -----   -----   -------   -----   -------
                                                                     (IN THOUSANDS) (UNAUDITED)
Cash flows from operating activities
  Net earnings (loss).................................  $ 604   $  89   $    16   $(148)  $  (507)
  Adjustments to reconcile net earnings (loss) to net
     cash provided by (used in) operating activities
     Depreciation.....................................    237     287       405     139       204
     Non-cash compensation............................     --      --       225     225        --
     Bad debt expense (recoveries)....................    (10)      9       230      97        59
     Loss on sale of assets...........................     32      15        47      --        --
     Deferred income taxes............................     --      --       133      80       (17)
     Changes in operating assets and liabilities:
       Accounts receivable............................   (739)   (825)   (1,929)   (871)   (1,799)
       Prepaid expenses and other current assets......     53     (14)      (39)    (34)      (51)
       Accounts payable...............................     70     234       297    (178)      (72)
       Accrued liabilities............................    351     484     1,484     957     2,270
       Deferred revenue...............................   (308)    544       (58)   (159)     (526)
       Income taxes payable...........................     --      --        --      --        30
                                                        -----   -----   -------   -----   -------
          Net cash provided by (used in) operating
            activities................................    290     823       811     108      (409)
Cash flows from investing activities:
  Purchases of property and equipment.................   (357)   (353)     (807)   (250)     (479)
                                                        -----   -----   -------   -----   -------
          Net cash (used in) investing activities.....   (357)   (353)     (807)   (250)     (479)
Cash flows from financing activities:
  (Repayment of) proceeds from lines of credit, net...    (15)   (340)       50      --       630
  Proceeds from notes payable to stockholder..........      5      --       200      --        --
  Repayment of note payable to stockholder............     --      --       (49)     --       (83)
  Proceeds from issuance of common stock..............     60      --        --      --        --
  Principal payments on stockholders' notes
     receivable.......................................     --      --        35      --         1
                                                        -----   -----   -------   -----   -------
          Net cash provided by (used in) financing
            activities................................     50    (340)      236      --       548
                                                        -----   -----   -------   -----   -------
Net (decrease) increase in cash.......................    (17)    130       240    (142)     (340)
Cash and cash equivalents, beginning of period........    102      85       215     215       455
                                                        -----   -----   -------   -----   -------
Cash and cash equivalents, end of period..............  $  85   $ 215   $   455   $  73   $   115
                                                        =====   =====   =======   =====   =======
Supplemental disclosure of cash flow information:
  Interest............................................  $  18   $  16   $    16   $   9   $    12
  Income taxes........................................     --      --        40      20        12

    The accompanying notes are an integral part of the financial statements.

           SUPERIOR CONSULTANT HOLDINGS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           FOR THE YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995 AND
          FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)
                       (TABULAR AMOUNTS ARE IN THOUSANDS)

1. SUMMARY OF ACCOUNTING POLICIES

     Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of Superior Consultant Holdings Corporation, a newly-formed holding company, and its subsidiaries, Superior Consultant Company, Inc. ("Superior") and Unitive Corporation ("Unitive"), collectively referred to as the "Company". Superior is a leading healthcare consulting firm that provides a wide range of information technology consulting and strategic and operations management consulting services to a broad cross-section of healthcare industry participants and healthcare information system vendors. Unitive assists clients to develop, design, implement and maintain groupware and intranet and internet information systems and solutions, principally using Lotus Notes. The Company operates in one business segment.

     Historically, both Superior and Unitive were majority-owned by an individual. In connection with a proposed public offering of common stock, the companies intend to enter into and consummate a corporate reorganization, whereby Superior and Unitive will become wholly-owned operating subsidiaries of Superior Consultant Holdings Corporation. Superior Consultant Holdings Corporation was incorporated in Delaware on August 14, 1996. Superior Consultant Holdings Corporation's articles of incorporation authorize the issuance of up to 30 million shares of $.01 par value common stock plus up to 1 million shares of $.01 par value preferred stock. Immediately preceding the reorganization, 54,500 shares of common stock will be issued upon exercise of currently outstanding options, and the 4,172,147 and 71,250 shares of Superior's and Unitive's then outstanding common stock, respectively, will be exchanged for 4,450,353 and 385,759 shares, respectively, of common stock in Superior Consultant Holdings Corporation. This transaction will be accounted for as a reorganization of entities under common control and accounted for in a manner similar to a pooling of interests. The accompanying consolidated financial statements and footnotes and all share amounts included therein, give effect to the reorganization.

     Interim Financial Data

     The consolidated financial statements and related notes thereto as of June 30, 1996 and for the six months ended June 30, 1995 and 1996 are unaudited. The information reflects all adjustments, consisting only of normal recurring entries, that, in the opinion of management, are necessary to present fairly the financial position, results of operations and cash flows of the Company for the periods indicated. Results of operations for the interim periods are not necessarily indicative of the results of operations for the full fiscal year.

     Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

     Property and Equipment

     Property and equipment are stated at cost. The Company uses accelerated methods for depreciation based on useful lives ranging from 3 to 10 years. Expenditures for major renewals and improvements that extend the useful life of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

           SUPERIOR CONSULTANT HOLDINGS CORPORATION AND SUBSIDIARIES

           FOR THE YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995 AND
          FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)
                       (TABULAR AMOUNTS ARE IN THOUSANDS)

1. SUMMARY OF ACCOUNTING POLICIES (CONTINUED)
     Income Taxes

     Superior is currently taxed under Subchapter S of the Internal Revenue Code. In addition, through December 31, 1994, Unitive had also elected to be taxed under Subchapter S. As a result of the elections, federal income taxes are payable personally by the current stockholders. Accordingly, the 1993 and 1994 consolidated statements of operations do not include a provision for federal income taxes, and the 1995 and 1996 statements of operations include a provision for federal income taxes only for Unitive.

     The Subchapter S election of Superior will be terminated prior to the closing of the proposed initial public offering of common stock. Accordingly, a pro forma provision for income taxes is presented as if the Company was taxed as a C Corporation for the year ended December 31, 1995 and six months ended June 30, 1996.

     Taxes on earnings, including pro forma calculations and the impact of deferred income taxes as a result of termination of the Subchapter S election, are accounted for under the liability method pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

     Deferred Bonus

     Of the non-current deferred bonuses, approximately $448,000 are payable no later than March 1999, and approximately $145,000 are payable no later than March 2000, subject to and contingent upon employees' continued employment on those dates.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

     Fair Value of Financial Instruments

     Management believes the fair value of financial instruments approximates their carrying amounts. The carrying value of the cash and cash equivalents approximates their estimated fair values based upon quoted market prices. Management believes the fair value of notes payable and stockholders' notes receivable approximate their carrying values based on current rates for instruments with similar characteristics.

     Revenue Recognition

     The Company recognizes professional revenues as services are performed for projects billed on a time and materials basis. On fixed-fee projects, the Company recognizes revenue using the percentage of completion basis. Deferred revenue represents collections made in advance of services being performed.

     New Accounting Pronouncements

     Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," issued in March 1995, requires that

           SUPERIOR CONSULTANT HOLDINGS CORPORATION AND SUBSIDIARIES

           FOR THE YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995 AND
          FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)
                       (TABULAR AMOUNTS ARE IN THOUSANDS)

1. SUMMARY OF ACCOUNTING POLICIES (CONTINUED) long-lived assets and certain identifiable intangibles that are used in operations be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets might not be recoverable. Adoption of this Statement is required for fiscal years beginning after December 15, 1995. The Company does not expect the effect of SFAS 121 to be material.

     Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," issued in October 1995, establishes accounting and reporting standards for stock-based compensation plans. Adoption of this Statement is required for fiscal years beginning after December 15, 1995. As permitted under the provisions of this Statement, the Company has elected to continue the use of APB Opinion No. 25 to measure compensation costs for employee stock-based compensation. For stock-based compensation that may be issued to non-employees, the Company does not expect the effect of SFAS 123 to be material.

2. ALLOWANCE FOR DOUBTFUL ACCOUNTS

     A summary of activity in connection with the allowance for doubtful accounts follows:

                                                                          YEAR ENDED DECEMBER 31,
                                                                          -----------------------
                                                                          1993     1994     1995
                                                                          ----     ----     ----
    Allowance for doubtful accounts at beginning of year...............   $ 50      $40     $ 49
    Charged (credited) to bad debt expense.............................    (10)       9      230
                                                                          ----      ---     ----
    Allowance for doubtful accounts at end of year.....................   $ 40      $49     $279
                                                                          ====      ===     ====

3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                            DECEMBER 31,    DECEMBER 31,     JUNE 30,
                                                                1994            1995           1996
                                                            ------------    ------------    -----------
                                                                                            (UNAUDITED)
    Office equipment.....................................      $  244         $    338        $   351
    Computer equipment...................................         837            1,275          1,737
    Office machines......................................         346              499            504
                                                               ------          -------        -------
                                                                1,427       2,112.....          2,592
         Less: accumulated depreciation..................        (797)          (1,127)        (1,332)
                                                               ------          -------        -------
    Property and equipment -- net........................      $  630         $    985        $ 1,260
                                                               ======          =======        =======

4. LINES OF CREDIT

     Superior has a line of credit with a bank which allows borrowings up to $2.5 million, due on demand, with no scheduled maturity date. Borrowings bear interest at 0.5% above the bank's prime rate (effective rate of 9.0% at December 31, 1995) and are collateralized by Superior's accounts receivable. At December 31, 1994 and 1995, there were no amounts outstanding on this line. At June 30, 1996, $425,000 was outstanding on this line.

           SUPERIOR CONSULTANT HOLDINGS CORPORATION AND SUBSIDIARIES

           FOR THE YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995 AND
          FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)
                       (TABULAR AMOUNTS ARE IN THOUSANDS)

4. LINES OF CREDIT (CONTINUED)
     Unitive has a line of credit with a bank which allows the Company to borrow up to $500,000, due on demand, with no scheduled maturity date. Borrowings bear interest at 0.5% above the bank's prime rate (effective rate of 9.0% at December 31, 1995) and are collateralized by all assets of Unitive. At December 31, 1995 and June 30, 1996, $50,000 and $255,000 were outstanding, respectively.

5. ACCRUED BONUSES

     Accrued bonuses consist of the following:

                                                            DECEMBER 31,     DECEMBER 31,     JUNE 30,
                                                                1994             1995           1996
                                                            ------------     ------------     --------
    Performance bonuses
      Payable to stockholders............................       $ --             $403          $  766
      Payable to all other employees.....................        149              326             894
    1996 estimated S Corporation earnings to be paid as
      bonuses to stockholders............................         --               --           1,622
                                                                ----             ----          ------
                                                                $149             $729          $3,282
                                                                ====             ====          ======

     As of the closing of the offering, the Company will have paid to the existing stockholders, as bonuses, all estimated S Corporation earnings that will be includable in the taxable income of the existing stockholders, as well as their portion of performance bonuses.

6. STOCKHOLDERS' EQUITY

     Stock Transfer Restriction Agreements

     Superior, Unitive and its minority stockholders have entered into Stock Transfer Restriction Agreements. The agreements restrict the ability of minority stockholders to transfer their shares of stock and outlines circumstances under which shares may be repurchased by the companies or their majority stockholder. The price at which shares are to be repurchased is defined by a formula in the agreements. Such agreements will terminate upon the reorganization described in
Note 1.

     Stock Option Plan

     In June 1987, Superior adopted the 1987 Key Employees' Stock Option Plan (the Stock Plan) under which incentive and non-statutory stock options to acquire shares of Superior's common stock may be granted to officers and other employees. The Stock Plan is administered by the Board of Directors and permits the issuance of options for up to 1,600,025 shares of common stock. Effective January 1, 1993, the exercise price shall be the estimated fair market value per share as determined by the Board of Directors at the time the option is granted. Options are exercisable not sooner than the date of and immediately prior to (1) any sale of all or substantially all of Superior's stock or assets or a merger into an acquiring entity or (2) the initial public offering of common stock, if any, and terminate if not exercised upon the occurrence of these events. As of December 31, 1995, Superior had granted 58,127 options to key management and members of the Board of

           SUPERIOR CONSULTANT HOLDINGS CORPORATION AND SUBSIDIARIES

           FOR THE YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995 AND
          FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)
                       (TABULAR AMOUNTS ARE IN THOUSANDS)

6. STOCKHOLDERS' EQUITY (CONTINUED)
Directors. Of these options, none were exercised as of December 31, 1995. The following table summarizes the changes in the number of common shares under stock options granted pursuant to the Stock Plan.

                                                                                      RANGE OF
                                                                                      EXERCISE
                                                                         SHARES        PRICES
                                                                         ------    --------------
Number of options outstanding at January 1, 1993......................     640     $0.21 to $4.12
Granted during the year...............................................     119               2.81
Canceled during the year..............................................     (43)     0.39 to  4.12
                                                                         -----
                                                                           ---
Number of options at December 31, 1993................................     716      0.21 to  4.12
Canceled during the year..............................................      (2)              2.81
                                                                         -----
                                                                           ---
Number of options outstanding at December 31, 1994....................     714      0.21 to  4.12
Canceled during the year..............................................    (656)     0.21 to  3.79
                                                                         -----
                                                                           ---
Number of options outstanding at December 31, 1995 and
  June 30, 1996 (unaudited)...........................................      58      0.39 to  4.12
                                                                         ========

     Supplemental Net Earnings and Net Earnings Per Share

                                                            YEAR ENDED        SIX MONTHS ENDED
                                                         DECEMBER 31, 1995     JUNE 30, 1996
                                                         -----------------    ----------------
        Supplemental net earnings.....................        $ 1,647              $  968
                                                               ======              ======
        Supplemental net earnings per share...........        $  0.35              $ 0.20
                                                               ======              ======
        Weighted average number of common and common
          equivalent shares outstanding...............          4,656               4,871
                                                               ======              ======

     Supplemental net earnings represents pro forma net earnings adjusted for the elimination of interest expense associated with the repayment of approximately $680,000 in debt under lines of credit in conjunction with the Company's initial public offering.

     Supplemental net earnings per share has been computed by dividing supplemental net earnings by the weighted average number of common and common equivalent shares outstanding during the period used in the pro forma net earnings per share and the assumed issuance of 48,571 shares of common stock by the Company which would be necessary to generate gross proceeds sufficient to repay the $680,000 in debt outstanding at June 30, 1996 in conjunction with the Company's initial public offering.

           SUPERIOR CONSULTANT HOLDINGS CORPORATION AND SUBSIDIARIES

           FOR THE YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995 AND
          FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)
                       (TABULAR AMOUNTS ARE IN THOUSANDS)

7. INCOME TAXES

     The historical income tax provision (for Unitive) consists of the following:

                                                                                   SIX MONTHS
                                                                YEAR ENDED            ENDED
                                                             DECEMBER 31, 1995    JUNE 30, 1996
                                                             -----------------    -------------
        Historical federal income taxes
          Currently payable...............................     $      32              $  30
          Deferred........................................           133                (17)
                                                                    ----               ----
                                                               $     165              $  13
                                                                    ====               ====

     Deferred income taxes are due to the difference between use of the cash basis for tax reporting through December 31, 1995 and the accrual basis used for financial reporting.

     A reconciliation of the provision for income taxes follows:

                                                   YEAR ENDED
                                                  DECEMBER 31,       SIX MONTHS ENDED JUNE 30,
                                                -----------------    --------------------------
                                                          1995                          1996
                                                1995    PRO FORMA    1995    1996     PRO FORMA
                                                ----    ---------    ----    -----    ---------
        Expected expense at the statutory
          rate...............................   $ 62     $   969     $(17)   $(168)     $ 536
        Effect of Superior's S Corporation
          election...........................     83          --      103      170         --
        Permanent differences; expenses
          recognized for book, not tax.......     20         119       14       11         25
        State income taxes...................     --         127       --       --         64
                                                ----      ------     ----      ---       ----
             Total income taxes..............   $165     $ 1,215     $100    $  13      $ 625
                                                ====      ======     ====      ===       ====

     Prior to the closing of the initial public offering, Superior will terminate its Subchapter S election and become a C Corporation. The C Corporation will assume the tax basis of the assets and liabilities of the terminated S Corporation. In connection with Superior's termination of its S Corporation status, the Company will record deferred income taxes of approximately $250,000 in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

     The composition of the $250,000 is as follows:

        Deferred tax assets:
          Compensation expense................................................  $565
          Allowance for bad debts.............................................    79
          Deferred Revenue....................................................    68
                                                                                ----
                                                                                 712
        Deferred tax liability:
          Change from cash to accrual basis of tax accounting for Superior
             effective January 1, 1996........................................   962
                                                                                ----
        Net deferred tax liability............................................  $250
                                                                                ====

           SUPERIOR CONSULTANT HOLDINGS CORPORATION AND SUBSIDIARIES

           FOR THE YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995 AND
          FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)
                       (TABULAR AMOUNTS ARE IN THOUSANDS)

8. PROFIT-SHARING PLAN

     The Company has a profit-sharing plan (the Plan) which qualifies under
Section 401(k) of the Internal Revenue Code. Eligible employees may contribute up to the maximum allowable under tax regulations. Company contributions are fully discretionary. Profit sharing expense was $235,000, $235,000, $450,000, $137,000, and $280,000 for the years ended December 31, 1993, 1994, 1995 and six months ended June 30, 1995 and 1996, respectively. The $450,000 accrued as of December 31, 1995 was paid subsequent to June 30, 1996.

9. COMMITMENTS

     The Company leases its office facilities, certain equipment and vehicles under lease agreements classified as operating leases. Future minimum lease payments under such noncancelable operating leases are summarized as follows:

               YEARS ENDING DECEMBER 31:
               --------------------------------------------------------------
               1996..........................................................   $  281
               1997..........................................................      475
               1998..........................................................      436
               1999..........................................................      398
               2000..........................................................      346
               Thereafter....................................................      922
                                                                                  ----
               Total future minimum lease payments...........................   $2,858
                                                                                  ====

     Rent expense amounted to $273,000, $298,000, $356,000, $138,000, and
$161,000 for the years ended December 31, 1993, 1994, 1995 and the six months ended June 30, 1995 and 1996, respectively, and has been included in selling, general and administrative expenses in the accompanying statements of operations.

10. RELATED PARTY TRANSACTIONS

     The Company has an unsecured note payable to the trust of the majority stockholder which matures in August 1996, and bears interest at 8.75% per annum. This note is subordinated to the lines of credit (Note 4). Interest expense on this note was approximately $4,000 for the year ended December 31, 1995 and approximately $9,600 for the six months ended June 30, 1996.

     During 1995, Superior issued 658,833 shares of its common stock to two stockholders in exchange for two promissory notes totaling $750,000, and the cancellation of outstanding stock options. The notes bear interest at 7.7% per annum and require annual payments totaling $75,000. Interest income on these notes totaled approximately $40,000 for the year ended December 31, 1995 and $7,000 and $17,500 for the six months ended June 30, 1995 and 1996, respectively. The Company has recorded compensation expense and a related increase to additional paid-in capital of $225,000 for the year ended December 31, 1995 representing the difference between the estimated market value of the common stock at the date of issuance and its selling price. The estimated market value of the common stock was based on the amount of a bona fide offer from an unrelated third party to purchase Superior near the date of the issuance of such shares.

           SUPERIOR CONSULTANT HOLDINGS CORPORATION AND SUBSIDIARIES

           FOR THE YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995 AND
          FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)
                       (TABULAR AMOUNTS ARE IN THOUSANDS)

11. MAJOR CUSTOMERS

     During the years ended December 31, 1993, 1995 and for the six months ended June 30, 1995 and 1996, the Company derived approximately 12%, 13%, 14%, and 10%, respectively, of its revenues from a single customer (not the same customer every period). During the year ended December 31, 1994, the Company derived approximately 39% of its revenues from three customers, with each customer providing over 10% of revenues. As of December 31, 1994, 1995 and June 30, 1996, accounts receivable from a single customer comprised 11%, 15% and 14% of total assets, respectively. The loss of a major customer or the uncollectibility of related accounts receivable could have a material adverse impact on the Company's financial condition and results of operations.

12. SUBSEQUENT EVENT

     Conditioned upon the effectiveness of the reorganization Superior intends to terminate its 1987 Stock Option Plan and the Company intends to adopt its Long-Term Incentive Plan. Pursuant to the Long-Term Incentive Plan, a maximum of 900,000 shares of common stock will be initially authorized for the granting of incentive, nonstatutory or formula options. The options will have exercise prices based upon the then current market value of the common stock.

13. PRO FORMA ADJUSTMENTS TO FINANCIAL STATEMENTS (UNAUDITED)

     The following pro forma adjustments have been made to the historical results of operations to make the presentations more comparable in relation to future periods.

     (a) For the year ended December 31, 1995 and six months ended June 30, 1996, elimination of executive compensation expense (including bonuses) in excess of the amount that would have been paid had the compensation limiting agreements, which will become effective as of the closing date of the public offering, for the majority stockholder and two other executive officers, been effective throughout such periods.

     (b) Computation of federal income taxes assuming effective tax rates of 42.6% and 39.6% for the year ended December 31, 1995 and six months ended June 30, 1996, respectively, which would have been recorded had Superior been a C Corporation and after eliminating the executive compensation expense in (a).

     Pro forma net earnings per share for the year ended December 31, 1995 and six months ended June 30, 1996 is based on 4,607,055 and 4,821,991 shares of common stock outstanding, respectively, after giving effect to the transactions discussed in Note 1.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANYTIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                             ----------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Prospectus Summary......................   3
Risk Factors............................   6
Use of Proceeds.........................  12
S Corporation Termination...............  12
Dividend Policy.........................  12
Capitalization..........................  13
Dilution................................  14
Selected Consolidated Financial and
  Operating Data........................  15
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................  16
Business................................  22
Management..............................  35
Certain Transactions....................  41
Principal and Selling Stockholders......  42
Description of Capital Stock............  43
Shares Eligible for Future Sale.........  45
Underwriting............................  47
Legal Matters...........................  48
Experts.................................  48
Index to Consolidated Financial
  Statements............................ F-1

                             ----------------------

UNTIL             , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                2,150,000 SHARES

                                 SUPERIOR LOGO

                              SUPERIOR CONSULTANT
                              HOLDINGS CORPORATION

                                  COMMON STOCK
                               ------------------
                                   PROSPECTUS
                                          , 1996
                               ------------------
                            WILLIAM BLAIR & COMPANY
                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                           JEFFERIES & COMPANY, INC.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Common Stock being registered hereby. All the amounts shown are estimated, except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.


        SEC registration fee...............................................   $ 12,789
        NASD filing fee....................................................      4,209
        Nasdaq National Market listing fee.................................     19,487
        Blue Sky filing fees and expenses..................................     10,000
        Printing expenses..................................................    125,000
        Legal fees and expenses............................................    175,000
        Auditors' accounting fees and expenses.............................    125,000
        Transfer Agent and Registrar fees and expenses.....................     14,000
        Miscellaneous expenses.............................................    114,515
                                                                              --------
             Total.........................................................   $600,000
                                                                              ========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company is a Delaware corporation, subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the "DGCL"). Section 145 of the DGCL empowers a Delaware corporation to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened because such person is or was a director, officer, employee or agent of the corporation or was serving as such with respect to another corporation or other entity at the request of such corporation.

     In accordance with Section 102(b)(7) of the DGCL, Article XIII of the Company's Amended and Restated Certificate of Incorporation provides that "no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability except for liability: (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by an amended DGCL. Any repeal or modification of this Article XIII by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification."

     The Company's Certificate of Incorporation and By-Laws contain provisions that require the Company to indemnify its directors and officers to the fullest extent permitted by Delaware law.

     The Company has entered into indemnification agreements with each of its executive officers and directors in which the Company agrees to indemnify and hold harmless the officer or director to the fullest extent permitted by applicable law against any and all attorneys' fees and all other expense, cost, liability and loss (including a mandatory obligation by the Company to advance reimbursement of legal fees and expenses) paid or incurred by such officer or director or on his or her behalf in connection with any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation not initiated by the officer or director that he or she believes in good faith might lead to a proceeding, inquiry or investigation (a "Proceeding"), relating to the fact that the officer or director is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of any action or inaction by the officer or director in such capacity. However, the Company's obligation to indemnify the officer or director is subject to a determination by: (i) the Company's Board of Directors, by vote of the majority of disinterested directors, or such person or body appointed by the Board of Directors who is a disinterested party; (ii) under certain circumstances, independent legal counsel appointed by the Board of Directors in a written opinion; or (iii) a court of competent jurisdiction in a final, nonappealable adjudication, that the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal Proceeding, the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal Proceeding, the officer or director had no reasonable cause to believe that his or her conduct was unlawful.

     The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of the Company and its directors and executive officers in the offering of the Common Stock registered hereby, and each person, if any, who controls the Company, for certain liabilities, including liabilities arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following information relates to securities of the Company issued or sold within the past three (3) years.

          1. On April 20, 1995, Superior issued and sold an aggregate of 617,637 shares of its Common Stock to two of its employees for aggregate consideration of $750,000 ($225,000 of which constituted compensation).

          2. On April 20, 1995, Unitive issued and sold an aggregate of 11,250 shares of Common Stock to certain employees and directors of the Company for aggregate consideration of $14,062.50.

          3. Prior to the consummation of the Offering, the Registrant will acquire all of the outstanding shares of the Superior and Unitive by way of two reverse triangular mergers, pursuant to which approximately 1.07 shares of Common Stock of the Registrant will be issued for each share of Common Stock of Superior and approximately 5.41 shares of Common Stock of the Registrant will be issued for each share of Common Stock of Unitive.

     No underwriters were engaged in connection with the foregoing sales of securities. Such sales were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act for transactions not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

EXHIBIT
  NO.                                          DESCRIPTION
-------    ------------------------------------------------------------------------------------
   1.1     Form of Underwriting Agreement*
   2.1     Merger Agreement -- Superior*
   2.2     Merger Agreement -- Unitive*
   3.1     Form of Amended and Restated Certificate of Incorporation of the Company*
   3.2     Form of By-Laws of the Company*
   4.1     Specimen Common Stock certificate*
   5.1     Opinion of Sachnoff & Weaver, Ltd.*
  10.1     Form of Indemnification Agreement between the Company and each of its directors and officers*
  10.2     Form of Long-Term Incentive Compensation Plan*
  10.3     Lease dated March 21, 1996 between PMTC Limited Partnership and Superior.*
  10.4     Form of Tax Indemnification Agreement*
  10.5     Employment Agreement dated December 11, 1995, between Superior Consultant Company,
           Inc. and Charles O. Bracken, and related 1996 Executive Vice President Bonus Plan*
  10.6     Employment Agreement dated December 8, 1995, between Superior Consultant Company,
           Inc. and Robert R. Tashiro, and related 1996 Vice President Bonus Plan*
  10.7     Employment Agreement dated December 27, 1995, between Superior Consultant Company,
           Inc. and James T. House, and related 1996 Vice President Bonus Plan*
  10.8     Employment Agreement dated July 26, 1996, between Unitive Corporation and Kenneth
           Boone*
  10.9     Form of Amendment to Employment Agreement between Superior Consultant Company, Inc.
           and Robert R. Tashiro*
 10.10     Form of Amendment to Employment Agreement between Superior Consultant Company, Inc.
           and Charles O. Bracken*
 10.11     Form of Compensation Agreement between Superior Consultant Holdings Corporation and
           Richard D. Helppie, Jr.*
 10.12     Promissory Note dated April 20, 1995, executed by Charles O. Bracken in favor of
           Superior Consultant Company, Inc.*
 10.13     Pledge Agreement dated April 20, 1995, between Charles O. Bracken and Superior
           Consultant Company, Inc.*
 10.14     Promissory Note dated April 20, 1995, executed by Robert R. Tashiro in favor of
           Superior Consultant Company, Inc.*
 10.15     Pledge Agreement dated April 20, 1995 between Superior Consultant Company, Inc. and
           Robert R. Tashiro*
  21.1     Subsidiaries of Superior Consultant Holdings Corporation*
  23.1     Consent of Grant Thornton LLP
  23.2     Consent of Sachnoff & Weaver, Ltd. (to be included in Exhibit 5.1)
  24.1     Power of Attorney*
  27.1     Financial Data Schedule*

-------------------------
* Previously filed.

     (b) Financial Statement Schedule(s).

None.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liability (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Company hereby undertakes that:

          (1) The undersigned will provide the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (2) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is declared effective.

          (3) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on October 8, 1996.


                                          SUPERIOR CONSULTANT, INC.

                                          By:     /s/ RICHARD D. HELPPIE, JR.
                                             ----------------------------------
                                                  Richard D. Helppie, Jr.
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities indicated on the 8th day of October, 1996.


                  SIGNATURE                                          TITLE
---------------------------------------------      ------------------------------------------
         /s/ RICHARD D. HELPPIE, JR.               President, Chief Executive Officer
---------------------------------------------      (Principal Executive Officer) and Director
           Richard D. Helppie, Jr.

             /s/ JAMES T. HOUSE                    (Principal Financial and Accounting
---------------------------------------------      Officer)
               James T. House

                      *                            Director
---------------------------------------------
         Reginald M. Ballantyne III

                      *                            Director
---------------------------------------------
             Bernard J. Lachner

                      *                            Director
---------------------------------------------
              Douglas S. Peters

                      *                            Director
---------------------------------------------
              Richard P. Saslow

                      *                            Director
---------------------------------------------
           Donald W. Simborg, M.D.

*By     /s/  RICHARD D. HELPPIE, JR.
   ------------------------------------------
           Richard D. Helppie, Jr.

             /s/ JAMES T. HOUSE
---------------------------------------------
               James T. House
              Attorneys-in-Fact

                                 EXHIBIT INDEX

                                                                                       SEQUENTIALLY
EXHIBIT                                                                                  NUMBERED
  NO.                                     DESCRIPTION                                      PAGE
-------    --------------------------------------------------------------------------  ------------
   1.1     Form of Underwriting Agreement*
   2.1     Merger Agreement -- Superior*
   2.2     Merger Agreement -- Unitive*
   3.1     Form of Amended and Restated Certificate of Incorporation of the Company*
   3.2     Form of By-Laws of the Company*
   4.1     Specimen Common Stock certificate*
   5.1     Opinion of Sachnoff & Weaver, Ltd.*
  10.1     Form of Indemnification Agreement between the Company and each of its directors and officers*
  10.2     Form of Long-Term Incentive Compensation Plan*
  10.3     Lease dated March 21, 1996 between PMTC Limited Partnership and Superior*
  10.4     Form of Tax Indemnification Agreement*
  10.5     Employment Agreement dated December 11, 1995, between Superior Consultant
           Company, Inc. and Charles O. Bracken, and related 1996 Executive Vice
           President Bonus Plan*
  10.6     Employment Agreement dated December 8, 1995, between Superior Consultant
           Company, Inc. and Robert R. Tashiro, and related 1996 Vice President Bonus
           Plan*
  10.7     Employment Agreement dated December 27, 1995, between Superior Consultant
           Company, Inc. and James T. House, and related 1996 Vice President Bonus
           Plan*
  10.8     Employment Agreement dated July 26, 1996, between Unitive Corporation and
           Kenneth Boone*
  10.9     Form of Amendment to Employment Agreement between Superior Consultant
           Company, Inc. and Robert R. Tashiro*
 10.10     Form of Amendment to Employment Agreement between Superior Consultant
           Company, Inc. and Charles O. Bracken*
 10.11     Form of Compensation Agreement between Superior Consultant Holdings
           Corporation and Richard D. Helppie, Jr.*
 10.12     Promissory Note dated April 20, 1995, executed by Charles O. Bracken in favor of Superior Consultant Company, Inc.*
 10.13     Pledge Agreement dated April 20, 1995, between Charles O. Bracken and
           Superior Consultant Company, Inc.*
 10.14     Promissory Note dated April 20, 1995, executed by Robert R. Tashiro in favor of Superior Consultant Company, Inc.*
 10.15     Pledge Agreement dated April 20, 1995 between Superior Consultant Company,
           Inc. and Robert R. Tashiro*
  21.1     Subsidiaries of Superior Consultant Holdings Corporation*
  23.1     Consent of Grant Thornton LLP
  23.2     Consent of Sachnoff & Weaver, Ltd. (to be included in Exhibit 5.1)
  24.1     Power of Attorney*
  27.1     Financial Data Schedule*

-------------------------
* Previously filed.